Filed pursuant to Rule 424(b)(5)
Registration No. 333-165165

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit or Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, $0.01 par value per share	2,967,338 shares	$61.67	$182,995,735	(2)

(1)
Calculated pursuant to Rule 457(c) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and based upon the average of the high and low prices reported per share of common stock on the New York Stock Exchange on May 1, 2012.

(2)
On September 20, 2006, the registrant paid a filing fee of $18,392 in connection with the registration of 3,000,000 shares of its common stock, par value $0.01 per share, on Form S-3, File No. 333-137467 (the “Original Registration Statement”).  2,967,338 shares of common stock covered by the Original Registration Statement were re-registered on Form S-3, File No. 333-159032 (the “Second Registration Statement”), and the filing fee paid in connection with those shares pursuant to the Original Registration Statement was carried forward pursuant to Rule 415(a)(6) under the Securities Act, with respect to such unsold shares.

2,967,338 shares of common stock covered by the Original Registration Statement and the Second Registration Statement are included on this registration statement on Form S-3 and the filing fee paid in connection with those shares pursuant to the Original Registration Statement and carried forward pursuant to the Second Registration Statement is being carried forward pursuant to Rule 415(a)(6) under the Securities Act with respect to such unsold shares.  Accordingly, no registration fee is due upon the filing of this prospectus supplement.

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 3, 2010)

HOME PROPERTIES, INC.

Dividend Reinvestment and Direct Stock Purchase Plan

2,967,338 Shares of Common Stock
_________________________________

This prospectus relates to the potential sale from time to time of shares of our common stock, par value $0.01 per share, which we refer to as our common stock, through the Home Properties, Inc. Dividend Reinvestment and Direct Stock Purchase Plan, which we refer to as the Plan.  The Plan provides holders of our common stock and individuals or entities who are not currently stockholders (depending on legal residence) with a convenient method of purchasing our common stock.

The Plan allows a participant to elect to:

•	Increase ownership through monthly optional cash purchases,

•	Automatically reinvest quarterly dividends and/or partnership distributions,

•	Transfer shares and move money electronically, and

•	Own stock without receiving certificates.

This prospectus supplement describes the terms and conditions of the Plan and should be retained for future reference.

Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “HME.”  The last reported sale price of our common stock on the NYSE on May 1, 2012, was $62.17 per share.

Our principal executive offices are located at 850 Clinton Square, Rochester, New York 14604.  Our telephone number is (585) 546-4900.

Investing in our common stock involves various risks.  See “Risk Factors” beginning on page S-2 of this prospectus supplement and on page 1 of the accompanying prospectus and the risks disclosed in our periodic reports incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission, or the SEC, nor any state or other securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

_________________________________

The date of this prospectus supplement is May 2, 2012.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

- i -

ABOUT THIS PROSPECTUS SUPPLEMENT

We are providing information to you about our common stock and the Dividend Reinvestment and Direct Stock Purchase Plan in two separate documents.  This prospectus supplement describes the specific terms of the Plan and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.  In addition, the accompanying prospectus provides general information about securities we may offer from time to time, including the common stock being offered by this prospectus supplement.  Some of the information in the accompanying prospectus may not apply to the Plan.  If the information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any relevant free writing prospectus.  We have not authorized anyone to provide you with any other information.  If you receive any information not authorized by us, you should not rely on it.  We are not making an offer to sell the common stock to anyone in any jurisdiction where the offer or sale is not permitted.  You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or any relevant free writing prospectus is accurate as of any date other than its respective date.  Our business, financial condition, results of operations, and prospects may have changed since those dates.

References to “Home Properties,” “we,” “our,” “us,” or “the Company” in this prospectus supplement refer to, unless the context otherwise requires, Home Properties, Inc., a Maryland corporation, and its direct and indirect subsidiaries, including Home Properties, L.P., a New York limited partnership (which we refer to as the “operating  partnership”).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the information incorporated by reference in them include “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Some examples of forward-looking statements include statements related to acquisitions (including any related pro forma financial information), future capital expenditures, potential development and redevelopment opportunities, projected costs and rental rates for development and redevelopment projects, financing sources and availability, and the effects of environmental and other regulations on our business or prospects.  Although we believe that the expectations reflected in those forward-looking statements are based upon reasonable assumptions, those statements are subject to known and unknown uncertainties, including risks that are material to us, as well as those we believe are not currently material to us but that may adversely affect us in the future.  The actual events or results may differ materially and we can give no assurance that our expectations will be achieved.  Some of the words used to identify forward-looking statements include “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” and similar expressions.  Information which is not based on historical facts is forward-looking and is not a representation that the expectations reflected in such statements will be achieved or that our current plans and objections will be realized.  You should exercise caution in interpreting forward-looking statements because they involve known and unknown uncertainties and other factors which are, in some cases, beyond our control and which could materially affect our actual results, performance or achievements.

Factors that may cause our actual results, performance or achievements to differ materially from our stated expectations include, among others:

• general economic conditions,

• local real estate conditions in the markets where our properties are located,

• the weather and other conditions that might affect operating expenses,

• the timely completion of repositioning activities and development within anticipated budgets,

• the actual pace of future development, acquisitions and sales, and

• continued access to capital to fund growth.

For a more detailed discussion of some of the risk factors we have identified, see the section entitled “Risk Factors” below and in the accompanying prospectus as well as the risks described in our periodic reports incorporated by reference in this prospectus supplement and the accompanying prospectus.  You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made.  We do not undertake to update our forward-looking statements to reflect the impact of circumstances or events that arise after the date of the forward-looking statements, except as required by applicable law.

RISK FACTORS

An investment in our common stock is subject to uncertainties and risks.  Please carefully consider the risk factors described below, in the accompanying prospectus, and in our periodic reports filed with the SEC, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q, as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus.  See “Where You Can Find More Information” below.  Additional uncertainties and risks not presently known to us or that we currently deem immaterial may also adversely affect us.  The risk factors we describe contain or refer to certain forward-looking statements.  You should review the explanation of the limitations of forward-looking statements contained in the “Special Note Regarding Forward-Looking Statements.”

Set forth below are specific risks you should consider in connection with purchases of our common stock under the Plan as described herein.

Your investment in the Plan is not protected from losses.  Your investment in the Plan is no different from any investment in common stock held by you.  If you choose to participate in the Plan, then you should recognize that neither the Company nor Computershare Trust Company, N.A., which we refer to as the Plan Administrator, can assure you of a profit or protect you against loss on the common stock that you purchase under the Plan.  You bear the risk of loss in value and enjoy the benefits of gains with respect to all your shares of common stock.  You need to make your own independent investment and participation decisions consistent with your situation and needs.  Neither the Company nor the Plan Administrator can guarantee liquidity in the markets, and the value and marketability of your shares may be adversely affected by market conditions.  Your ability to liquidate or otherwise dispose of your shares of common stock in the Plan is subject to the terms of the Plan and the withdrawal procedures thereunder.  You may not be able to withdraw or sell your shares of common stock in the Plan in time to react to market conditions.

Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the Federal Deposit Insurance Corporation or any government agency.

The Company and the Plan Administrator will have limited liability to you with respect to the Plan.  Neither the Company nor the Plan Administrator will be liable for any act, or for any failure to act, as long as we or they have made good faith efforts to carry out the terms of the Plan, as provided in the Plan and as described in this prospectus supplement and on the forms that are designed to accompany each investment, sale or activity.

The purchase price for shares of common stock purchased or sold under the Plan will vary.  The purchase price for any shares of common stock that you purchase or sell under the Plan will vary and cannot be predicted.  You may purchase or sell shares of common stock at a price that is different from (more or less than) the price that you would face if you acquired or sold shares on the open market on the investment date.

You will not earn any interest on your dividends or cash pending investment.  No interest will be paid on dividends, cash or other funds held by the Plan Administrator pending investment or disbursement.

You may incur tax obligations without receiving cash with which to pay those obligations.  If you reinvest dividends under the Plan, you may be treated for federal income tax purposes as having received a dividend on the investment date, which may give rise to a tax payment obligation without providing you with cash to pay such tax when it becomes due.  See “Details about the Dividend Reinvestment Plan and Direct Stock Purchase Plan − Income Tax Information” below for a description of federal income tax consequences of participating in the Plan.

The market price for our common stock varies, and you should purchase common stock for long-term investment only.  Although our common stock is currently traded on the NYSE we cannot assure you that there will, at any time in the future, be an active trading market for our common stock.  Even if there is an active trading market for our common stock, we cannot assure you that you will be able to sell all of your shares of common stock at one time or at a favorable price, if at all.  As a result, you should participate in the Plan only if you are capable of, and seeking, to make a long-term investment in our common stock.

The market value of our common stock could be substantially affected by various factors.  Market volatility may adversely affect the market price of our common stock.  As with other publicly traded securities, the market price of our common stock depends on many factors, which may change from time to time, including:

• our financial condition, performance, liquidity and prospects;

• the market for similar securities issued by REITs;

• changes in earnings estimates by us or analysts;

• our ability to meet analysts’ earnings estimates;

• our compliance with generally accepted accounting principles;

•	our compliance with applicable laws and regulations and the listing requirements of the NYSE;

• prevailing interest rates;

• our credit rating; and

• general economic, capital markets and real estate market conditions.

HOME PROPERTIES

Home Properties is a self-administered and self-managed real estate investment trust, or REIT, that owns, operates, acquires, develops and rehabilitates apartment communities.  The Company’s properties are regionally focused, primarily in selected Northeast and Mid-Atlantic markets of the United States.  The Company was formed in November 1993 to continue and expand the operations of Home Leasing Corporation.

Home Properties conducts its business through its operating partnership and a management company – Home Properties Resident Services, Inc., which is a Maryland corporation.  At December 31, 2011, the Company held 81.8% (77.1% at December 31, 2010) of the limited partnership units in the operating partnership.

The Company’s mission is to maximize long-term shareholder value by acquiring, redeveloping, repositioning, developing and managing market-rate apartment communities while enhancing the quality of life for its residents and providing employees with opportunities for growth and accomplishment.  Our vision is to be a prominent owner and manager of market-rate apartment communities that are located in selected high barrier-to-entry, high growth, East Coast markets.  The areas we have targeted for growth are the suburbs of Baltimore, Boston, New York City, Philadelphia and Washington, D.C.  We expect to maintain or grow portfolios in markets that profitably support our mission as economic conditions permit.

As of December 31, 2011, the Company owned and operated 124 communities with 41,951 apartment units.

Our common stock is listed on the New York Stock Exchange under the symbol “HME.”  Our principal executive offices are located at 850 Clinton Square, Rochester, New York 14604.  Our telephone number is (585) 246-4900.  You can find additional information regarding the Company in its filings with the SEC referenced in the section of this document entitled “Where You Can Find More Information” on page S-13.

USE OF PROCEEDS

Proceeds from any newly issued shares of common stock purchased directly from us under the Plan will be available for general corporate purposes.  We have no basis for estimating either the number of shares of common stock that will ultimately be purchased directly from us, if any, under the Plan or the prices at which such shares will be sold.  If the Plan Administrator purchases shares of common stock in the open market under the Plan, we will not receive any proceeds.

DETAILS ABOUT THE DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN

Purpose of the Plan

The Home Properties Dividend Reinvestment and Direct Stock Purchase Plan, which we refer to as the Plan, was established to promote long-term ownership in Home Properties and is designed to give our shareholders, residents, employees, limited partners and others a simple, convenient, and economical way to purchase our common stock.

We have periodically revised the Plan to provide new features, amend existing features and to clarify it.  If you have previously participated in the Plan, you may participate in its amended version without any further action on your part.

Please read this prospectus supplement, the accompanying prospectus, and the other information referred to carefully before you invest.  If you require an additional Plan prospectus, enrollment form, or further assistance, simply contact us or the Plan Administrator at the address set forth at the end of this prospectus supplement.

Home Properties’ and the Plan Administrator’s Responsibilities

Computershare Trust Company, N.A. administers the Plan.  Certain administrative support will be provided to the Plan Administrator by its designated affiliates.

The Plan Administrator, along with its affiliates, purchases and holds shares of stock for Plan participants, keeps records, mails statements, and performs other duties required by the Plan.

Neither Home Properties nor the Plan Administrator is liable for any act, or for any failure to act, as long as we make good faith efforts to carry out the terms of the Plan as provided in the Plan and as described in this prospectus supplement and on the forms that accompany each investment or activity.  This release from liability does not apply to violations of federal securities laws.

Neither Home Properties nor the Plan Administrator promises a profit or protects against a loss on the common stock purchased under the Plan.

Cash Dividends Paid by Home Properties

Home Properties has historically paid cash dividends four times a year, in February, May, August and November.  To receive a cash dividend, you must be a stockholder of Home Properties on the applicable record dates, which are approximately ten days prior to the dividend payment dates.  Dividends are declared by the board of directors.

Plan Service Fees

The following fees will be paid to the Plan Administrator by Plan participants:

Optional Cash Purchase of Shares (Initial):
By check or debit	$15.00

Optional Cash Purchase of Shares (Subsequent):
By check	$5.00
By pre-authorized debit from bank account	$2.00

Trading Fees (for all market purchase investments):	$0.06 per share

Sale of Shares of Common Stock:
Batch Order	$15.00 plus $0.12 per share
Market Order	$25.00 plus $0.12 per share
Day Limit Order	$25.00 plus $0.12 per share
GTC Limit Order	$25.00 plus $0.12 per share

Alternative Currency Disbursement Fees
U.S.$ or Foreign Currency Wire	$50.00 per transaction
Foreign Check	$15.00 per transaction
EFT (Direct Deposit – U.S.$ only)	$10.00 per transaction

Convenience Fees
CSR Assisted Sale	$15.00 per transaction

In addition, the Plan Administrator will charge a fee of $35.00 for insufficient funds or rejected automatic debits.  There are no fees for the share safekeeping service.

Home Properties will pay the Plan Administrator fees in connection with dividend reinvestments and optional cash purchases made by employees by means of payroll deduction.

In all other cases, Plan Administrator fees, including trading fees incurred in connection with Plan purchases of shares of common stock in the open market will be added to and considered part of the purchase price of such shares and service fees will be deducted from investment funds.

When shares of our common stock are sold by the Plan Administrator for a participant, the participant will be responsible for any trading fees, expenses, service charges or other expenses incurred pursuant to the sale of such shares of common stock.

Who May Participate

All U.S. citizens are eligible to join the Plan, whether or not they are currently Home Properties shareholders.  Foreign citizens are eligible to participate as long as their participation does not violate any laws in their home countries.

How to Enroll

Join the Plan at any time on-line through Investor ServiceDirect®.  New investors establish a Personal Identification Number (PIN) when setting up their account.  To access Investor ServiceDirect please visit  www.bnymellon.com/shareowner/equityaccess.  Your initial investment can be made via on-line enrollment by authorizing a one-time deduction from your bank account, or by opening your account on-line and sending your initial investment.

Alternatively you may enroll by completing an Enrollment Form and returning it to the Plan Administrator.  If you own shares in a brokerage account, request the broker to enroll you, or you may direct your broker to register all or any number of whole shares in your own name through the Direct Registration System so you can participate as a registered owner as indicated above.

If you are already a Home Properties shareholder of record and would like to begin making optional cash purchases or switch your account to dividend reinvestment, you may do so online at www.bnymellon.com/shareowner/equityaccess through Investor ServiceDirect.  Simply type in your Investor ID and PIN (first-time users will need to “Establish Pin” first).  Be sure to select one of the following investment options when enrolling.

Investment Options

Dividend Reinvestment

If you are a shareholder of record owning fewer than 100 shares, you can choose to fully reinvest your quarterly dividend.  You will have full Internet access to your account and you will receive an annual statement detailing all of your transactions for the year along with 1099-DIV tax reporting information.  If you are a shareholder of record owning 100 shares or more, you may elect to reinvest all or part of your dividends.  You will also have the convenience of access to your account over the Internet and will receive quarterly account statements.  As a participant, the dividends payable on your participating shares will purchase additional shares of common stock at the Plan Purchase Price (described below).  Your reinvested dividends will purchase whole and fractional shares, computed to four decimal places.

Optional Cash Purchase

As a Plan participant, you may elect to make optional cash purchases whether or not you are reinvesting dividends.  The Plan Administrator will initiate an investment at least once every five business days.  You will purchase whole and fractional shares, computed to four decimal places.  You will not receive interest on optional cash funds held pending a purchase.  Dividends paid on shares that are purchased for your account with optional cash payments will be reinvested automatically in common stock, unless you instruct the Plan Administrator otherwise.

Investment Amounts

If you are not a Home Properties stockholder of record or employee, you must invest at least $1,000 initially.  If you are a Home Properties stockholder of record or employee participating by means of payroll deduction, your initial investment can be as little as $50.

After the initial investment, participants can make optional cash purchases for a minimum of $50 up to a maximum of $10,000 per month.  For purposes of this $10,000 limitation, Home Properties reserves the right to aggregate all cash purchases from any participant with more than one Plan account using the same name, address or social security/taxpayer identification number.  Also for purposes of this $10,000 limitation, all Plan accounts that Home Properties believes to be under common control or management or to have common ultimate beneficial ownership may be aggregated.

How to Make an Optional Cash Payment or an Automatic Optional Cash Payment from Your Bank Account

Make an optional cash payment by sending a check or by authorizing the Plan Administrator to automatically withdraw from your bank account.  Do not send cash to the Plan Administrator.  If you pay by check, please use the transaction stub located on the bottom of your Plan statement, make your check payable to Computershare/HME and mail to the Plan Administrator’s address.  To authorize individual or monthly automatic deductions from your bank account, logon to your account in Investor ServiceDirect, or complete the appropriate section of the Enrollment Form.

The Source of Plan Shares and Use of Proceeds

Common stock is either purchased directly from Home Properties or is purchased by the Plan Administrator in open trading.  Home Properties designates the source of the shares but cannot change the source more than once every three months and only if required by law or for another valid reason.  Proceeds received by Home Properties from direct sale of shares to the Plan will be used for general corporate purposes.  Share purchases in the open market can be made on any exchange where our common stock is traded or through negotiated transactions, on such terms as the Plan Administrator determines.  Neither Home Properties nor any participant will have the authority to direct the date, time or price at which shares may be purchased by the Plan Administrator.

The Purchase Date

Home Properties typically pays cash dividends on a quarterly basis.  If these cash dividends are used to purchase new shares of common stock directly from Home Properties, the Plan Administrator will reinvest dividends on the applicable date on which Home Properties pays dividends, which we refer to as a Dividend Payment Date.  If these cash dividends are used to acquire shares through open market purchases, the Plan Administrator will purchase all shares within 30 days of the applicable Dividend Payment Date.  If the dividends are not able to be fully invested within this 30-day period, dividends will be distributed in full, without interest, by the Plan Administrator to the stockholders participating in the Plan.

Funds for optional cash purchases of less than $10,000 per month may be deposited into your Plan account at any time and will be used to acquire shares at least once every five business days, which we refer to as a Cash Purchase Investment Date.  If these funds deposited during a particular investment period are used to acquire new shares directly from Home Properties, they will be invested on the next Cash Purchase Investment Date.  If these funds are used to acquire shares through open market purchases, the Plan Administrator will purchase all shares within 30 days of the next Cash Purchase Investment Date.  If funds deposited for optional cash purchases are not able to be fully invested within this 30-day period, the funds will be returned in full, without interest, by the Plan Administrator to the applicable stockholders and/or new investors.

The Plan Purchase Price

The Plan Purchase Price for shares of common stock purchased directly from Home Properties with reinvested cash dividends or optional cash payments will be the average of the daily high and low trading prices, computed up to seven decimal places, if necessary, of our common stock on the applicable purchase date.  For shares purchased by the Plan Administrator in open trading with reinvested cash dividends or optional cash payments, the Plan Purchase Price will be the weighted average price paid by the Plan Administrator for all shares purchased by it for participants with the invested funds on the applicable purchase date, including all trading fees and service charges.

Waiver Purchase

Optional Cash Purchase in excess of $10,000 per month

Home Properties considers requests for optional cash purchases greater than $10,000 per month on a month-by-month basis and approves requests based on various corporate factors and market conditions.  Such waivers require a signed Request for Waiver Form submitted by the participant and approved by Home Properties.  Home Properties may deny such purchases for any reason.

If a request for waiver is approved, the price of shares purchased pursuant to the request for waiver will be determined using a pricing period of not less than one but not more than ten trading days as determined by Home Properties, which we refer to as the Pricing Period, commencing on a date set by us.  Optional cash payments or initial investments made pursuant to a request for waiver will be used to purchase shares of our common stock as soon as practicable on or after the business day following the last day of the Pricing Period, which such date we refer to as the Waiver Investment Date.  The Plan Administrator will apply all good funds received on or before the last business day before the Pricing Period to purchase of shares of our common stock.  Funds received after this date will be returned to you.

For purposes of determining the price per share on the Waiver Investment Date, the price will be equal to the average of the high and low sale prices of our shares, computed up to seven decimal places, if necessary, as quoted on the NYSE, for the trading days during the Pricing Period immediately preceding the Waiver Investment Date.  The purchase price on any waiver investment date may be reduced by the waiver discount (discussed below), if any.

For any Pricing Period, we may establish a minimum purchase price per share, which we refer to as the Threshold Price, applicable to optional cash payments and initial investments made pursuant to a request for waiver.  At least two business days prior to the first day of the applicable Pricing Period, we will decide whether to establish a Threshold Price, and if so, its amount.  We will notify the Plan Administrator as to the amount of the Threshold Price, if any.  We will make this determination at our discretion after a review of current market conditions, the level of participation in the Plan and current and projected capital needs.

If a Threshold Price is established for any Pricing Period, it will be fixed as a dollar amount that the average of the high and low sale prices of our common stock as quoted on the NYSE for each trading day during the applicable Pricing Period must equal or exceed (not adjusted for a waiver discount, if any).  In the event that the Threshold Price is not satisfied for a trading day in the Pricing Period, then that trading day will be excluded from the Pricing Period and all trading prices for that trading day will be excluded from the determination of the purchase price.  In addition, we will exclude from the pricing period and from the determination of the purchase price, any trading day in which no trades of common stock are made on the NYSE.  Thus, for example, for a five-day Pricing Period, if the Threshold Price is not satisfied or no trades of our common stock are reported for one of the five trading days in the Pricing Period, then the purchase price will be based on the remaining four trading days in which the Threshold Price is satisfied.

In addition, a portion of each optional cash payment or initial investment will be returned for each trading day of a Pricing Period in which the Threshold Price is not satisfied or for each trading day in which no trades of our common stock are reported on the NYSE.  The amount returned will be equal to a pro rata portion of the amount of the optional cash payment or initial investment (not just the amount in excess of $10,000) for each trading day that the Threshold Price is not satisfied or in which no trades of our common stock are reported.  For example, for a five-day pricing period, if the Threshold Price is not satisfied or no trades of our common stock are reported for one of the five trading days in the Pricing Period, then 1/5 (or 20%) of the optional cash payment or initial investment will be returned without interest.

The establishment of the Threshold Price and the possible return of a portion of an optional cash payment or initial investment applies only to optional cash payments and initial investments made pursuant to a request for waiver.  Setting a Threshold Price for a Pricing Period will not affect the setting of a Threshold Price for a subsequent Pricing Period.  We may waive our right to set a Threshold Price for any Pricing Period.  Neither we nor the Plan Administrator is required to provide you with any written notice as to the Threshold Price for any Pricing Period.  You may contact the Plan Administrator’s Waiver Department at (201) 680-5300 to find out if a Threshold Price has been fixed or waived for any given Pricing Period.

 For each Pricing Period, we may establish a discount from the market price applicable to optional cash payments and initial investments made pursuant to a request for waiver.  This waiver discount, if any, will range from 0% to 5% of the purchase price determined by the Pricing Period and may vary for each Pricing Period.  The waiver discount, if any, will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining additional funds through the sale of our common stock as compared to other sources of funds and current and projected capital needs.  You may obtain information regarding the maximum waiver discount, if any, by contacting the Plan Administrator’s Waiver Department at (201) 680-5300.  Setting a waiver discount for a particular Pricing Period will not affect the setting of a waiver discount for any subsequent Pricing Period.  The waiver discount, if any, will apply only to optional cash payments and initial investments in excess of $10,000.  The waiver discount will apply to the entire optional cash payment or initial investment made pursuant to a waiver and not just the portion in excess of $10,000.

We only will establish a Threshold Price or waiver discount for shares of common stock that are purchased directly from us.

You may obtain a Request for Waiver Form and information about any discount by contacting the Plan Administrator at (201) 680-5300.  Completed Request for Waiver Forms should be faxed to the Plan Administrator at (201) 680-4638, no later than three business days prior to the applicable Waiver Investment Date.

Tracking Your Investment in the Plan

If you own 100 shares or more and you participate in dividend reinvestment, the Plan Administrator mails you a quarterly statement showing all transaction details for your account including year-to-date and other information.  If you own fewer than 100 shares and you elect to fully reinvest your dividends, the Plan Administrator mails you an annual statement detailing all transactions for the year.  The Plan Administrator sends supplemental statements or notices when you make an initial or optional cash purchase or a deposit, transfer, sale or withdrawal of shares.  If you do not participate in dividend reinvestment, you receive a statement or notice confirming any transaction you make.  An annual statement of your holdings is sent even if there was no activity during the year in your account.

You can also access your Plan account statement through the Plan Administrator’s on-line program, MLinkSM.  Convenient and easy on-line access to your shareowner communications is only a click away.  Besides your Plan account statements, you may access your 1099 tax documents, notification of ACH transmissions, transaction advices, annual meeting materials and selected correspondence on-line.

Enrollment is simple and quick.  Logon to Investor ServiceDirect® to enjoy the many benefits MLinkSM offers, including:

•	Faster delivery of important documents,

•	Electronic notification of account activity via email,

•	Secure access to your mailbox 24 hours a day, 7 days a week, and

•	Convenience of managing your documents – view, print, download.

Please visit www.bnymellon.com/shareowner/equityaccess for more information.

If the address on your account changes, please notify the Plan Administrator either in writing or online by following the above instructions and then clicking “Manage Account Info,” then “Edit Account Address.”

Remember to save your account statements, along with this prospectus supplement, the accompanying prospectus, and other pertinent tax information related to Home Properties Dividend Reinvestment and Direct Stock Purchase Plan, to establish the cost basis of your common stock purchased in the Plan.

Safekeeping Your Stock Certificates

Shares of Home Properties common stock that you purchase in the Plan are maintained in your Plan account for safekeeping in book-entry form.  You do not receive a certificate for those shares unless you request one.  You do receive a periodic statement detailing the status of your holdings.

Any Home Properties shareholder may use the Plan’s safekeeping service for other Home Properties stock certificates.  Safekeeping is beneficial since you do not bear the risk and cost associated with the loss, theft, or destruction of stock certificates.  With safekeeping, you retain the option to receive cash dividends or reinvest your dividends.

To deposit other Home Properties shares in the Plan’s safekeeping service, you may deposit your certificates for those shares free of charge with the Plan Administrator.  The Plan Administrator will provide mail loss insurance coverage for certificates with a value not exceeding $100,000 in any one shipping package that you mail to its address at 500 Ross Street, Room 0675, Pittsburgh, PA 15262 by USPS registered mail or by overnight courier.

Note: Mail loss insurance covers only the replacement of shares of stock and in no way protects any loss resulting from fluctuations in the value of such shares.

Contact the Plan Administrator for additional information about direct registration of shares under the Plan, safekeeping of stock certificates and accounts held through brokers.

Obtaining Stock Certificates

You can withdraw shares in certificate form from your Plan account without charge by notifying the Plan Administrator.  The Plan Administrator issues certificates in the name registered on the account, unless you instruct the Plan Administrator to issue them in another person’s name or deliver a stock power to the Plan Administrator with your instructions.  In order for certificates to be issued to another person, the signature on the stock power must be guaranteed by a financial institution.  This ensures that the individual signing a stock certificate or stock power is in fact the registered owner named on the stock certificate or stock power.  Contact your bank or broker for more information regarding this guarantee.

The Plan Administrator issues certificates for whole shares only.  The Plan Administrator mails a check for the value of the fractional shares to you.

Selling Shares in Your Plan Account

           You can sell your Plan shares at any time by contacting the Plan Administrator. All sales transactions under the Plan are made through a broker affiliated with the Plan Administrator that will receive brokerage commissions in connection with such sales.  Shares are sold on the exchange on which the common shares of Home Properties trade. The selling price may not be known until the sale is complete.

You may instruct the Plan Administrator to sell your shares under the Plan in one of four ways – through a Batch Order, Market Order, Day Limit Order or Good-Till-Cancelled (GTC) Limit Order.

Batch Order:  In a Batch Order, the Plan Administrator will combine the shares you want to sell through the Plan with shares that are being sold by other Plan participants.  Shares are then periodically submitted in bulk to an affiliated broker for sale on the open market.  Your shares will usually be sold within one business day after the Plan Administrator receives your request, but no later than five business days (except where deferral is necessary under state or federal regulations).  Depending on the number of shares being sold and current trading volume in the shares, bulk sales may be executed in multiple transactions and over more than one day.  Once entered, a Batch Order request cannot be cancelled.  Sales proceeds in a Batch Order transaction equal the market price that the broker receives for your shares (or, if more than one trade is necessary to sell all of the Plan shares submitted to the broker on that day, the weighted average price for all such shares sold on the applicable trade date or dates), less applicable taxes and fees.  Requests for Batch Orders may be placed online at www.bnymellon.com/shareowner/equityaccess, by telephone using the IVR system, through a CSR or in writing by completing and signing the tear-off portion of your account statement and mailing the instructions to the Plan Administrator.

Market Order:  A Market Order is a request to sell your shares at the prevailing market price when the trade is executed.  If such an order is placed during market hours, the Plan Administrator will promptly submit your shares to an affiliated broker for sale on the open market (such orders cannot be cancelled).  If such an order is placed outside of market hours, the Plan Administrator will submit your shares to an affiliated broker on the next trading day (any requests to cancel such an order will be honored on a best efforts basis).

Day Limit Order:  A Day Limit Order is an order to sell your shares when and if the stock reaches a specific price on a specific day.  The order is automatically cancelled if the price is not met by the end of that trading day (or, for orders placed outside of market hours, the next trading day).  Depending on the number of shares being sold and current trading volume in the shares, your order may only be partially filled, in which case the remainder of your order will be cancelled.  Any request to otherwise cancel a pending Day Limit Order will be honored on a best efforts basis.

Good-Till-Cancelled (GTC) Limit Order:  A GTC Limit Order is an order to sell your shares when and if the stock reaches a specific price at any time while the order remains open (up to 90 days).  Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and may be traded on more than one day.  The order (or any unexecuted portion thereof) is automatically cancelled if the price is not met by the end of the order period.  The order also may be cancelled by the applicable stock exchange or by shareholder request.

Sales proceeds in Market Orders, Day Limit Orders and GTC Limit Orders equal the market price that the broker receives for your shares, less applicable taxes and fees.  Requests for such transactions may only be placed online at www.bnymellon.com/shareowner/equityaccess, by telephone using the IVR system or through a CSR.  Any sale request received in writing will be processed as a Batch Order request.

A check for the proceeds of the sale of shares (in US dollars), less applicable taxes and fees, will generally be mailed to you by first class mail within four business days after the final trade settlement date.  If you sell shares through a Market Order, Day Limit Order or GTC Limit Order, you may choose to receive sales proceeds in a foreign currency or by wire or direct deposit.  These services are subject to additional fees and additional terms and conditions, which you must agree to when submitting the transaction.

All sales are subject to market conditions, system availability and other factors.  The actual sale date or price received for any shares sold through the Plan may not be guaranteed.

The fees charged in connection with the sale of shares are listed above under “Plan Service Fees”.

If you want to sell shares through your own broker, you may request the Plan Administrator to transfer shares electronically from your Plan account to your brokerage account.  Alternatively, you may request a stock certificate that you can then deliver to your broker.

Plan participants must perform their own research and must make their own investment decisions.  Neither the Plan Administrator nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through the Plan.

Closing Your Plan Account

You may stop participating in the Plan at any time on-line through Investor ServiceDirect, by notifying the Plan Administrator in writing or by completing and returning the transaction stub of your most recent Plan account statement.

To stop automatic optional cash payments that are withdrawn from your bank account, contact the Plan Administrator at least one week before the last business day of the month.

When you close your account, you may receive:

•	certificates for full shares in your account and cash for remaining fractional shares,

•	certificates for any portion of full shares and cash for remaining full and fractional shares, or

•	cash for all full and fractional shares.

Please note that all cash sale proceeds are less the service fee described above.

Changes/Termination of the Plan

Home Properties reserves the right to amend, suspend or discontinue the Plan at any time.  The Plan Administrator will send you written notice of any significant changes to the Plan.

 If we discontinue the Plan, the Plan Administrator will return any unused optional cash payments in your account.

Suspension/Termination of Your Participation

Home Properties also reserves the right at any time and from time to time to suspend or terminate your participation in the plan or refuse any optional cash payments from any person who, in our sole discretion, we determine that uses the Plan in a manner inconsistent with its intended purpose, such as excessive activity through multiple accounts.  We also may suspend, terminate or refuse participation in the Plan by any person whose participation in the Plan or any increase in the number of his or her shares of common stock that would, in our opinion, jeopardize the REIT status of Home Properties.   If we exercise this right, the Plan Administrator will notify you in writing and continue to safekeep your shares but will not accept optional cash payments from you or reinvest your dividends.  The Plan Administrator can issue a certificate to you or transfer your shares electronically upon your request.

You may terminate your account at any time by notifying the Plan Administrator.  Such notice must be received by the Plan Administrator no later than five days prior to any dividend record date for your account to be terminated and dividends to be paid directly to you; otherwise the request will not be processed until after purchases made from the dividends paid have been completed and credited to the participant’s accounts.

The Plan Administrator may terminate your account upon written notice to you.

Once termination is effected, the Plan Administrator will continue to hold your shares unless you request them to be sold or issued.  Upon your request, the Plan Administrator will sell the full shares held in your account and you will receive the proceeds minus any brokerage commissions, transfer taxes and a service charge.  Alternatively, you may request a certificate for the full shares held in your Plan account.  For any fractional shares in your account, the Plan Administrator will pay you in cash at the then current market value of shares of common stock.

Voting of Shares

For each annual or special stockholders meeting, you will receive proxy materials and a proxy card representing shares you own in certificate form and/or for whole and fractional shares owned in your Plan account.  The proxy allows you to indicate how you want your shares to be voted.  Your shares are voted only as you indicate.  However, you must sign your proxy card or your shares will not be voted, or, alternatively, you may wait to vote your shares in person at the stockholders meeting.

Handling of Stock Splits, Stock Dividends and Other Distributions

If Home Properties declares a stock split or stock dividend, the Plan Administrator will credit your Plan account with the appropriate number of shares on the payment date.

In the event of a stock subscription or an offering by Home Properties to its stockholders rights to purchase additional shares of common stock or other securities, you will be entitled to these rights based on the number of shares in your account on the record date for these transactions.  The Plan Administrator will provide you with appropriate instructions for taking any such actions to exercise such rights.

Income Tax Information

Relating to Dividends and Trading Fees

A portion of your dividends, whether or not your dividends are reinvested, is considered taxable income in the year you receive it, and a portion of your dividends is considered return of capital.  You will receive an annual statement from the Plan Administrator indicating the amount of dividends reported as taxable dividend income to the IRS on Form 1099.

Relating to Transfer of Shares

You do not realize a gain or loss for U.S. federal income tax purposes when you transfer shares into the Plan or when you withdraw whole shares from the Plan.  You realize a gain or loss when you sell shares held in the Plan, including cash received for fractional shares.  You are required to report this gain or loss on your federal income tax return.

Withholding Taxes

Generally, if you are a foreign stockholder or if you are subject to “back-up” withholding under Section 3406(a)(1) of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, the Plan Administrator shall invest in our shares in an amount equal to the reinvested dividends less the amount of tax required to be withheld.  The Plan Administrator will withhold the required amount determined according to U.S. Treasury regulations.  This withholding amount will be reflected in your Plan account.

Governing Law

Maryland law governs the terms and conditions of the Plan, the Enrollment Form, the account statements, and other documents relating to the Plan.

DESCRIPTION OF COMMON STOCK

A summary of some of the important terms of our common stock is set forth on page 5 in the accompanying prospectus under the heading “Description of Capital Stock.”  You should review our Articles of Amendment and Restatement of Articles of Incorporation and Second Amended and Restated By-laws for a more complete description of our common stock.  As of May 1, 2012, there were 48,663,235 shares of our common stock issued and outstanding.  Our common stock is traded on the NYSE under the symbol “HME.”

PLAN OF DISTRIBUTION

Under the Plan, our common stock is either purchased directly from us or is purchased by the Plan Administrator in open trading.  Home Properties designates the source of the shares but cannot change the source more than once every three months and only if required by law or other valid reason.

Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act.  We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased.  We may, however, accept optional cash payments and initial investments made pursuant to requests for waiver by such persons.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any discounts applicable to optional cash payments and initial investments made under the Plan.  Those transactions may cause fluctuations in the trading volume of our common stock.  Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters.  We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan.  We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

 WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy reports, statements or other information at the SEC’s public reference facilities in Washington D.C., at 100 F Street, N.E., Washington D.C. 20549.  You may call the SEC at 1-800-SEC-0330 for further information on the public reference facilities.  Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.  You can also review copies of our SEC filings at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.  You may also find copies of our periodic reports, proxy statements and other SEC filings on our website at www.homeproperties.com.  Information on our website, however, is not part of or incorporated by reference in this prospectus supplement or the accompanying prospectus.

We have filed with the SEC a registration statement on Form S-3 covering the shares of common stock offered by this prospectus supplement.  This prospectus supplement and the accompanying prospectus are part of that registration statement and, as permitted by the SEC’s rules, does not contain all the information set forth in the registration statement.  For further information, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement.  You can review and copy the registration statement and its exhibits and schedules at the public reference facilities maintained by the SEC as described above.  The registration statement, including its exhibits and schedules, is also available on the SEC’s web site.  This prospectus supplement must be read in conjunction with the accompanying prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus information in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus supplement and the information that we file with the SEC later, but prior to the completion of any particular sale of our common stock offered by this prospectus supplement, will automatically update and supersede this information.  We incorporate by reference the documents listed below, as amended, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the completion of any particular sale of our common stock offered by this prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 27, 2012;

•	Our definitive Proxy Statement dated March 30, 2012, filed with the SEC on March 29, 2012, in connection with our Annual Meeting of Stockholders held on May 1, 2012;

•	Current Report on Form 8-K filed on May 2, 2012; and

•	The description of the common stock set forth in our registration statement on Form 8-A, dated June 8, 1994, including all amendments and reports filed for the purpose of updating that description.

Information in this prospectus supplement and the accompanying prospectus supersedes related information in the filings listed above, and information incorporated by reference herein and therein from subsequently filed documents supersedes related information in this prospectus supplement, the accompanying prospectus and the previously incorporated filings.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or calling us at the following address:

Home Properties, Inc.
Attention: Investor Relations
850 Clinton Square
Rochester, New York 14604
Telephone number: (585) 546-4900

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon by Nixon Peabody LLP.

EXPERTS

The financial statements and the effectiveness of the Company’s internal control over financial reporting incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Common Stock
Preferred Stock
Debt Securities

We may offer and sell the securities listed above from time to time, together or separately, in one or more classes or series, in amounts, at prices and on terms that we will determine at the time of offering.  We will provide the specific terms of any securities we actually offer for sale in supplements to this prospectus.  Certain of our shares of common stock may also be offered and sold from time by selling security holders on terms described in the applicable prospectus supplement.

This prospectus describes some of the general terms that may apply to the securities we or our selling securities holders may offer or sell from time to time.  We will provide prospectus supplements and other materials at later dates which will contain the specific terms of that issuance of our securities.  You should read this prospectus and the accompanying prospectus supplement carefully before you purchase any of our securities.  THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

We may offer and sell the securities directly to you, through agents we select, or through underwriters or dealers we select.  If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.  The net proceeds we expect to receive from such sales will be set forth in the prospectus supplement.

If this prospectus is used by selling securities holders, they may offer or sell the shares of common stock they own in the same manner as our sales or as described in the applicable prospectus supplement.  We will not receive any proceeds from the sale of our common stock by selling securities holders.

Our common stock is listed on the New York Stock Exchange under the symbol “HME”.

________________

Investing in our securities involves various risks.  See “Risk Factors” beginning on page 1.

________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

________________

The date of the prospectus is March 3, 2010.

( i )

References to “Home Properties,” “we” or “us” in this prospectus mean, unless the context otherwise requires, Home Properties, Inc., a Maryland corporation, Home Properties, L.P., a New York limited partnership (the “Operating Partnership”), and their subsidiaries.

HOME PROPERTIES

Home Properties is a self-administered and self-managed real estate investment trust, or a REIT.  We own, operate, acquire, develop and rehabilitate apartment communities.  Our properties are regionally focused primarily in select Northeast, Mid-Atlantic and southeast Florida markets of the United States.  We were formed in November 1993.

We conduct our business through Home Properties, L.P., which we refer to as the Operating Partnership, a New York limited partnership, and a management company, Home Properties Residential Services, Inc., a Maryland corporation.  We held a 74.7% partnership interest as of December 31, 2009 (we calculated our interest as a percentage of our outstanding shares of common stock divided by the total number of outstanding shares of common stock and limited partnership units in the Operating Partnership).

As of December 31, 2009, we operated 107 communities with 36,947 apartment units.  Of these, 35,797 units in 105 communities are owned outright and 868 units in one community are managed and partially owned by us as general partner, and 282 units in one community are managed for other owners.

Our principal executive offices are located at 850 Clinton Square, Rochester, New York 14604.  Our telephone number is (585) 246-4900.

RISK FACTORS

Our business is subject to uncertainties and risks.  Please carefully consider the risk factors described in our periodic reports filed with the Securities and Exchange Commission, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q, as well as other information we include or incorporate by reference in this prospectus.  See “Where You Can Find More Information” below.  The prospectus supplement with respect to any securities issued under this prospectus may also disclose additional risk factors.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.  The risk factors we describe contain or refer to certain forward-looking statements.  You should review the explanation of the limitations of forward-looking statements contained in the “Special Note Regarding Forward-Looking Statements.”

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed by us with the Securities and Exchange Commission, or SEC.  You should read this prospectus together with the applicable prospective supplement and additional information described under the heading “Where You Can Find More Information.”  You should rely only on the information incorporated by reference or provided in this prospectus.  We have not, no selling shareholder has, and no underwriter has authorized anyone else to provide you with different or additional information.  We or any selling securities holders are not, and the underwriter is not, making an offer of the shares in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.  Other information filed by us with the SEC is incorporated into this prospectus by reference.  You should assume that the reports and documents incorporated by reference are accurate only as of their respective dates.  Our business, financial condition, results of operations, risk factors and forward-looking information may have changed since these dates.

Documents which are exhibits to or incorporated by reference into this prospectus and the reports incorporated by reference may contain representations, warranties and agreements.  Those representations, warranties and agreements were made solely for the benefit of the parties to those documents and may be subject to qualifications and limitations, and are not a representation, warranty or agreement for your benefit.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein include “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act.  Some examples of forward-looking statements include statements related to acquisitions (including any related pro forma financial information), future capital expenditures, potential development and redevelopment opportunities, projected costs and rental rates for development and redevelopment projects, financing sources and availability, and the effects of environmental and other regulations on our business or prospects.  Although we believe that the expectations reflected in those forward-looking statements are based upon reasonable assumptions, those statements are subject to known and unknown uncertainties, including risks which we believe are not currently material to our business and prospects but that may adversely affect our results or operations in the future.  The actual events or results may differ materially and we can give no assurance that our expectations will be achieved.  Some of the words used to identify forward-looking statements include “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” and similar expressions.  Information which is not based on historical facts is forward-looking and is not a representation that the results or conditions described in such statements will be achieved or that our current plans and objections will be realized.  You should exercise caution in interpreting forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect our actual results, performance or achievements.

Factors that may cause our actual results to differ materially from our stated expectations include, among others:

• general economic conditions,

• local real estate conditions in the markets where our properties are located,

• the weather and other conditions that might affect operating expenses,

• the timely completion of repositioning activities and development within anticipated budgets,

• the actual pace of future development, acquisitions and sales, and

• continued access to capital to fund growth.

For a more detailed discussion of some of the risk factors we have identified, see the section entitled “Risk Factors” below as well as the risks described in our periodic reports incorporated by reference in this prospectus.  You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made.  We do not undertake to update our forward-looking statements to reflect the impact of circumstances or events that arise after the date of the forward-looking statements, except as required by applicable law.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy reports, statements or other information at the SEC’s public reference facilities in Washington D.C., at 100 F Street, N.E., Washington D.C. 20549.  You may call the SEC at 1-800-SEC-0330 for further information on the public reference facilities.  Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.  You can also review copies of our SEC filings at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.  You may also find copies of our periodic reports, proxy statements and other SEC filings on our website at www.homeproperties.com (information on our website is not part of or incorporated by reference in this prospectus supplement or the accompanying prospectus).

We have filed with the SEC a registration statement on Form S-3 to register the securities.  This prospectus is part of that registration statement and, as permitted by the SEC’s rules, does not contain all the information set forth in the registration statement.  For further information you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement.  You can review and copy the registration statement and its exhibits and schedules at the public reference facilities maintained by the SEC as described above.  The registration statement, including its exhibits and schedules, is also available on the SEC’s web site.  We will also file and distribute a prospectus supplement with respect to any securities we, or a selling securities holder, may sell under the registration statement.  This prospectus must be read with the applicable prospectus supplement.

The SEC allows us to “incorporate by reference” into this prospectus information in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus and the information that we file with the SEC later will automatically update and supersede this information.  We incorporate by reference the documents listed below, as amended, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2009, and filed with the SEC on February 26, 2010;

•	Our definitive Proxy Statement dated April 2, 2009, and filed with the SEC on April 1, 2009, in connection with our Annual Meeting of Stockholders held on May 5, 2009;

•	Current Report on Form 8-K filed on February 18, 2010;

•	The description of the common stock set forth in our registration statement on Form 8-A, dated June 8, 1994, including all amendments and reports filed for the purpose of updating that description.

Information in this prospectus supersedes related information in the documents listed above, and information incorporated herein and therein from subsequently filed documents supersedes related information in this prospectus and the previously incorporated documents.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or calling us at the following address:

Home Properties, Inc.
Attention: Investor Relations
850 Clinton Square
Rochester, New York 14604
Telephone number: (585) 546-4900

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus and any accompanying prospectus supplement for general corporate purposes, which may include the repayment of indebtedness, working capital, capital expenditures, acquisitions and the repurchase of shares of our equity securities.  Pending use for these purposes, we may invest proceeds from the sale of the securities in short-term marketable securities.  The precise amount and timing of sales of any securities will be dependent on market conditions and the availability and cost of other funds to us.

If selling securities holders make offers and sales pursuant to this prospectus and an applicable prospectus supplement, we will not receive any of the proceeds of that offering.  We will incur certain expenses in connection with the registration with the SEC of the securities to be sold by the selling securities holders and preparation of the applicable prospectus supplement pursuant to the terms of certain agreements we made with those securities holders at the time they acquired their securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. For purposes of calculating this ratio, earnings consist of income (loss) before income taxes, plus fixed charges, less capitalized interest. Fixed charges include interest expense (including the amortization of debt issuance costs), the portion of rent expense representative of the interest factor, and capitalized interest.

Year Ended December 31,
2005	2006	2007	2008	2009
1.21x	1.23x	1.23x	1.26x	1.13x

Additional information regarding the calculation of the ratio of earnings to fixed charges is contained in the “Statement of Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Dividends” filed as Exhibit 12.1 to the registration statement of which this prospectus forms a part.  See “Where You Can Find More Information” above.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated is as follows:

Year Ended December 31,
2005	2006	2007	2008	2009
1.15x	1.18x	1.20x	1.26x	1.13x

The ratios of earnings to combined fixed charges and preferred stock dividends were computed by dividing earnings by combined fixed charges and preferred stock dividends. For this purpose, earnings consist of pre-tax income from continuing operations before adjustment for noncontrolling interests in consolidated subsidiaries plus fixed charges less capitalized interest. Fixed charges consist of interest expense (including the amortization of debt issuance costs), the portion of rent expense representative of the interest factor, and capitalized interest.

During the five year period covered by the table above, the following series of our preferred stock were outstanding until their redemption, as noted below:

•	250,000 shares of 8.78% Series D convertible cumulative preferred stock were issued in June 2000, all of which were converted into 833,333 shares of common stock in May 2005;

•
300,000 shares of 8.55% Series E convertible cumulative preferred stock were issued in December 2000, of which 63,200 were converted into 200,000 shares of common stock in August 2002; in May 2003 and August 2003, 36,800 and 200,000 were converted into 116,456 and 632,911 shares of common stock, respectively; and

•	2,400,000 shares of 9.00% Series F cumulative redeemable preferred stock were issued in March 2002, all of which were redeemed in March 2007.

Additional information regarding the calculation of the ratio of earnings to combined fixed charges and preferred stock dividends is contained in the “Statement of Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Dividends” filed as Exhibit 12.1 to the registration statement of which this prospectus forms a part.  See “Where You Can Find More Information” above.

DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of Home Properties consists of:

•	80 million shares of common stock, $0.01 par value, of which 34,966,801 shares were outstanding on February 19, 2010;

•	10 million shares of preferred stock, $0.01 par value, none of which were outstanding as of February 19, 2010.

•	10 million shares of “excess stock,” $0.01 par value, none of which were outstanding on Febraury 19, 2010.

For more detail about our Articles of Amendment and Restatement of Articles of Incorporation (sometimes referred to as our “Articles of Incorporation” or “charter”) and bylaws you should refer to the charter and bylaws, which have been filed as exhibits to other reports incorporated by reference into this prospectus.  In addition, for a discussion of limitations on the ownership of our capital stock, you should refer to the section entitled “Restrictions on Transfer; Ownership Limits” in this prospectus.

Common Stock

General

All of the shares of common stock offered by this prospectus will be duly authorized, fully paid, and nonassessable when issued.  Holders of the common stock have no conversion, redemption, sinking fund or preemptive rights; however, shares of common stock in excess of certain ownership limits automatically convert into shares of Excess Stock as defined below.  Under the Maryland General Corporation Law (“MGCL”), stockholders are generally not liable for our debts or obligations, and the holders of shares will not be liable for further calls or assessments by us.  Subject to the provisions of our Articles of Incorporation regarding Excess Stock, described below, all shares of common stock have equal dividend, distribution, liquidation and other rights and will have no preference or exchange rights.

Distributions

Subject to the right of holders of Preferred Stock outstanding from time to time to receive preferential distributions, holders of shares of common stock are entitled to receive distributions in the form of dividends if and when declared by our Board of Directors out of funds legally available for that purpose, and, upon liquidation of Home Properties, each outstanding share of common stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all of our known debts and liabilities, including debts and liabilities arising out of our status as general partner of the Operating Partnership, and any liquidation preference of issued and outstanding Preferred Stock.  We intend to continue paying quarterly distributions.

Voting Rights

The holder of each outstanding share of common stock is entitled to one vote on all matters presented to stockholders for a vote, subject to the provisions of our Articles of Incorporation regarding Excess Stock described below.  As described below, our Board of Directors has, and may in the future, grant holders of one or more series of Preferred Stock the right to vote with respect to certain matters when it fixes the attributes of such series of Preferred Stock.  Pursuant to the MGCL, we cannot dissolve, amend our charter, merge with or into another entity, sell all or substantially all our assets, engage in a share exchange or engage in similar transactions unless such action is approved by stockholders holding a majority of the outstanding shares entitled to vote on such matter.  In addition, the Second Amended and Restated Partnership Agreement of the Operating Partnership, as amended, requires that any merger or sale of all or substantially all of the assets of Operating Partnership be approved by partners holding a majority of the outstanding Units, excluding Operating Partnership Units held by us, directly or indirectly.  Our Articles of Incorporation provide that our Bylaws may be amended by our Board of Directors.

The holder of each outstanding share of common stock is entitled to one vote in the election of directors who serve for terms of one year. Holders of the shares of common stock will have no right to cumulative voting for the election of directors.  Consequently, at each annual meeting of stockholders, the holders of a majority of the shares entitled to vote in the election of directors will be able to elect all of the directors, subject to certain rights of the holders of preferred stock, described below.  Directors may be removed only for cause and only with the affirmative vote of the holders of a majority of the shares entitled to vote in the election of directors.

Restrictions on Ownership

In order for us to maintain our status as a REIT under the Code, there are restrictions on the concentration of ownership of our capital stock.  See the description under “Excess Stock – Ownership Limits” below.

Preferred Stock

General

We may issue shares of preferred stock from time to time, in one or more series, as authorized by our Board of Directors.  The Board of Directors will fix the attributes of any preferred stock that it authorizes for issuance.  Because the Board of Directors has the power to establish the preferences and rights of each series of preferred stock, it may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of common stock.  The issuance of preferred stock could have the effect of delaying or preventing a change in control of Home Properties.

Terms

We will include in the prospectus supplement relating to any offering of a series of preferred stock the specific terms of that series, including:

•	its title and stated value;

•	the number of shares of preferred stock offered, the liquidation preference per share, if applicable, and the offering price;

•	the applicable dividend rate or amount, period and payment date or method of calculation thereof;

•	the date from which dividends on that series preferred stock shall accumulate, if applicable;

•	any procedures for auction and remarketing;

•	any provision for a sinking fund;

•	any applicable provision for redemption of that series of preferred stock;

•	the terms of any preference of the offered series of preferred stock over other capital stock in the payment of distributions or upon our liquidation;

•	the terms and conditions of conversion into common stock or any other of securities, including the conversion price or rate or manner of calculation thereof;

•	the relative ranking and preference as to dividend rights and rights upon our liquidation, dissolution or the winding up of our affairs;

•
any limitations on issuance of any series of preferred stock ranking senior to or on a parity with such series of preferred stock as to dividend rights and rights upon our liquidation, dissolution or the winding up of our affairs;

•	any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT; and

•	any other specific terms, preferences, rights, limitations or restrictions.

Excess Stock

Ownership Limits

Our charter contains certain restrictions on the number of shares of capital stock that stockholders may own.  For us to qualify as a REIT under the Code, no more than 50% in value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year.  The shares of our capital stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year.  Because we expect to continue to qualify as a REIT, our charter contains restrictions on the ownership and transfer of shares of our capital stock intended to ensure compliance with these requirements.  Subject to certain exceptions specified in the charter, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 8.0%, referred to as the Ownership Limit, of the value of the issued and outstanding shares of our capital stock.  Certain entities, such as qualified pension plans, are treated as if their beneficial owners were the holders of the common stock held by such entities.  Certain holders are accepted from the Ownership Limit in our charter.  Others may be accepted by action of our Board of Directors.

Our Board of Directors may increase or decrease the Ownership Limit from time to time, but may not do so to the extent that after giving effect to such increase or decrease: (i) five beneficial owners of Shares could beneficially own in the aggregate more than 49.5% of the aggregate value of our outstanding capital or (ii) any beneficial owner of capital stock would violate the Ownership Limit as a result of a decrease.  The Board of Directors may waive the Ownership Limit with respect to a holder if such holder provides evidence acceptable to the Board of Directors that such holder’s ownership will not jeopardize our status as a REIT.  Waivers of the Ownership Limit have been granted to certain institutional investors in connection with prior sales of our certain series of our Preferred Stock, none of which are currently outstanding.

Any transfer of our outstanding capital stock that would:

•	cause any holder, directly or by attribution, to own capital stock having a value in excess of the Ownership Limit,

•	result in shares of capital stock other than Excess Stock, if any, to be owned by fewer than 100 persons,

•	result in our being closely held within the meaning of section 856(h) of the Code, or

•	otherwise prevent us from satisfying any criteria necessary for us to qualify as a REIT,

is null and void, and the purported transferee acquires no rights to such outstanding capital stock.

Conversion to Excess Shares

Outstanding stock owned by or attributable to a stockholder or shares purportedly transferred to a holder which cause such holder or any other holder to own shares of capital stock in excess of the Ownership Limit automatically convert into shares of Excess Stock.  Upon issuance, Excess Stock is transferred by operation of law to a separate trust, with Home Properties acting as trustee, for the exclusive benefit of the person to whom such outstanding stock may be ultimately transferred without violating the Ownership Limit.  Excess Stock is not treasury stock, but rather constitutes a separate class of issued and outstanding stock of Home Properties.  While the Excess Stock is held in trust, it is not entitled to vote, is not considered for purposes of any stockholder vote or the determination of a quorum for such vote and is not entitled to participate in dividends or other distributions.  Any record owner or purported transferee of stock which has converted into Excess Stock who receives a distribution prior to our discovery that such stock has been converted into Excess Stock must repay such dividend or distribution upon demand.

Repurchase Right with Respect to Excess Stock

While Excess Stock is held in trust, we will have the right to purchase it from the trust for the lesser of:

•
the price paid for the Outstanding Stock which converted into Excess Stock by the Excess Holder (or the market value of the Outstanding Stock on the date of conversion if no consideration was given for the Outstanding Stock) or

•
the market price of shares of capital stock equivalent to the Outstanding Stock which converted into Excess Stock (as determined in the manner set forth in the Articles of Incorporation) on the date we exercise our option to purchase.

We must exercise this right within the 90-day period beginning on the date on which we receive written notice of the transfer or other event resulting in the conversion of Outstanding Stock into Excess Stock.

Effect of Liquidation

Upon our liquidation, distributions will be made with respect to such Excess Stock as if it consisted of the outstanding stock from which it was converted.

Other Terms of Excess Stock

Our Articles of Incorporation contain other terms relating to Excess Stock, which are incorporated herein by reference.

Antitakover Effect of Ownership Limits

The ownership and transfer limitations contained in our Articles of Incorporation in order to permit us to preserve our REIT status, may have the effect of precluding acquisition of control of Home Properties without the consent of our Board of Directors.  All certificates representing shares of capital stock will bear a legend referring to the ownership restrictions.  The restrictions on transferability and ownership will not apply if the Board of Directors determines, and the stockholders concur, that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.  Approval of the limited partners of the Operating Partnership to terminate REIT status is also required.

Certain Provisions of Maryland Law and of Our Charter and Bylaws

The following is a summary of certain provisions of Maryland law and of our charter and bylaws. Copies of our charter and bylaws are incorporated by reference into the exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

The Board of Directors

Our Articles of Incorporation and bylaws provide that our board of directors will set the number of directors, not be fewer than the minimum number permitted under the MGCL (generally, one) nor more than 12.  Except any vacancy among directors elected separately by a separate class of shares, any vacancy may be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which such vacancy occurred.

Pursuant to our charter, each member of our board of directors will serve one year terms, and until their respective successors are duly elected and qualified. Holders of shares of our common stock have no right to cumulative voting in the election of directors and directors are elected by a plurality of votes cast in the election of directors. Consequently, at each annual meeting of stockholders at which our board of directors is elected, the holders of a majority of the shares of our common stock are able to elect all of the members of our board of directors.  Our charter permits our stockholders to remove a director but only for cause and then only upon the affirmative vote of a majority of the shares of our common stock entitled to vote on any such proposal.

Ownership Reports

Every owner of more than 5% of our issued and outstanding shares of capital stock must file a written notice with us containing the information specified in the Articles of Incorporation no later than January 31 of each year.  In addition, each stockholder is required to disclose to us in writing such information as we may request in order to determine the effect of such stockholder’s direct, indirect and attributed ownership of shares of capital stock on our status as a REIT or to comply with any requirements of any taxing authority or other governmental agency.

Termination of REIT Status

Our board of directors, under our Articles of Incorporation, is prohibited from taking any action to terminate our REIT status or to amend the provisions of our Articles of Incorporation regarding excess stock unless such action is approved by the board of directors, presented to an annual or special meeting of stockholders and approved by vote of a majority of votes entitled to be cast.

Business Combinations

Maryland law prohibits “business combinations” between a corporation and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange, or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates. Maryland law defines an interested stockholder as:

•	any person who beneficially owns 10% or more of the voting power of our voting stock; or

•
an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

A person is not an interested stockholder if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five year prohibition, any business combination between a corporation and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of the then outstanding shares of common stock; and

•
two-thirds of the votes entitled to be cast by holders of the common stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are approved by the board of directors before the time that the interested stockholder becomes an interested stockholder.

Our Articles of Incorporation exclude business combinations between the corporation and our founders, Norman and Nelson Leenhouts and their affiliates from these provisions of the MGCL and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and the founders or their affiliates. We believe that our ownership restrictions will substantially reduce the risk that a stockholder would become an “interested stockholder” within the meaning of the Maryland business combination statute.

Unsolicited Takeovers

The MGCL permits a Maryland corporation with a class of equity securities registered under the Securities and Exchange Act of 1934 and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors, and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

▪	a classified board;

▪	a two-thirds vote requirement for removing a director;

▪	a requirement that the number of directors be fixed only by vote of the directors;

▪	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

▪	a majority requirement for the calling by stockholders of a special meeting of stockholders.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) vest in the board the exclusive power to fix the number of members of the board of directors and (b) require, unless called by our chairman of the board, our president, the board, the request of holders of 25% outstanding shares to call a special meeting.  We have not elected to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on the board.

Amendment to Our Articles of Incorporation and Bylaws

Our charter may be amended only if declared advisable by the board of directors and approved by the affirmative vote of the holders of at least a majority of all of the votes entitled to be cast on the matter.  Our bylaws may only be adopted, amended, altered or repealed by the board of directors.

Dissolution of Our Company

The dissolution of Home Properties must be declared advisable by the board of directors and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The business combination provisions of the MGCL, the provisions of our charter regarding the restrictions on ownership and transfer of our stock and the provisions of our bylaws setting the number of members of the board of directors could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest.  Likewise, if our board of directors resolves to avail any of the provisions of the MGCL not currently applicable to us or if the provision in the Articles of Incorporation opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

As Maryland law permits, our Articles of Incorporation contain a provision limiting the liability of our directors and officers to us for money damages to the fullest extent permitted under Maryland law.  Maryland law permits full limitation of the liability of directors or officers for money damage except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and material to the cause of action.

The MGCL requires a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity.  The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

▪	an act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith; or was the result of active and deliberate dishonesty;

▪	the director or officer actually received an improper personal benefit in money, property or services; or

▪	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to, and our bylaws require us to, advance reasonable expenses to a director or officer upon the corporation’s receipt of:

▪	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

▪
a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

We entered into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions.  These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, the Securities and Exchange Commission has indicated that this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of debt securities sets forth certain general terms and provisions of any future issues of debt securities to which any prospectus supplement may relate.  This prospectus and a prospectus supplement relating thereto will also cover the offer and resale of shares of common stock by the holders of our $200 million of 4.125% Exchangeable Senior Notes due November 1, 2026.  The Operating Partnership issued these notes on October 24, 2006, pursuant to an Indenture, between Home Properties, the Operating Partnership and Wells Fargo Bank, N.A., as trustee.  Subject to the terms of the Indenture, holders may exchange the notes at certain times and upon the occurrence of certain events for cash in the principal amount and, at the option of the Operating Partnership, cash or shares of Home Properties common stock for the exchange value in excess of the principal amount of the notes.  We agreed to register on or before April 22, 2007, the shares of common stock which, at the option of the Operating Partnership, may be issued upon exchange of the notes for all or a portion of their exchange value in excess of the principal amount.  We filed a prospectus supplement to provide certain information about the noteholders on April 23, 2007, and will file a new prospectus supplement immediately after filing the registration statement of which this prospectus forms a part.  The particular terms of other debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in a prospectus supplement relating to such debt securities.

Indenture for Future Debt Securities

Future series of debt securities are to be issued in one or more series under an Indenture, a copy of which is incorporated by reference and is an exhibit to the registration statement of which this prospectus forms a part, as amended or supplemented by one or more supplemental indentures (the “Indenture”), to be entered into between the Company and a financial institution as Trustee (the “Trustee”).  The statements herein relating to the debt securities and the Indenture are summaries and are subject to the detailed provisions of the applicable Indenture.  The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms capitalized in this Prospectus.

The Indenture, under which we will issue future series of debt securities, does not limit the aggregate amount of debt securities which may be issued thereunder, nor does it limit the incurrence or issuance of other secured or unsecured debt of the Company.

General Obligations

The debt securities will be our unsecured general obligations and will rank with all of our other unsecured and unsubordinated obligations as described in the applicable prospectus supplement.  The Indenture provides that the debt securities may be issued from time to time in one or more series.  We will authorize the issuance and provide for the terms of any series of debt securities pursuant to a supplemental indenture.

General Terms

The prospectus supplement relating to a particular series of debt securities which we are offering will describe the terms of such debt securities, including, where applicable:

(1)	the specific designation of such debt securities;

(2)	any limit upon the aggregate principal amount of such debt securities;

(3)	the date or dates on which the principal of and premium, if any, on such debt securities will mature or the method of determining such date or dates;

(4)	the rate or rates (which may be fixed, variable or zero) at which such debt securities will bear interest, if any, or the method of calculating such rate or rates;

(5)	the date or dates from which interest, if any, will accrue or the method by which such date or dates will be determined;

(6)	the date or dates on which interest, if any, will be payable and the record date or dates therefor;

(7)	the place or places where principal of, premium, if any, and interest, if any, on such debt securities may be redeemed, in whole or in part, at the option of the Company;

(8)
the obligation, if any, of the Company to redeem or purchase such debt securities pursuant to any sinking fund or analogous provisions or upon the happening of a specified event and the period or periods within which, the price or prices at which and the other terms and conditions upon which, such debt securities shall be redeemed or purchased, in whole or in part, pursuant to such obligations;

(9)	the denominations in which such debt securities are authorized to be issued;

(10)
the currency or currency unit for which debt securities may be purchased or in which debt securities may be denominated and/or the currency or currencies (including currency unit or units) in which principal of, premium, if any, and interest, if any, on such debt securities will be payable and whether the Company or the holders of any such debt securities may elect to receive payments in respect of such debt securities in a currency or currency unit other than that in which such debt securities are stated to be payable;

(11)
if the amount of payments of principal of and premium, if any, or any interest, if any, on such debt securities may be determined with reference to an index based on a currency or currencies other than that in which such debt securities are stated to be payable, the manner in which such amount shall be determined;

(12)
if the amount of payments of principal of and premium, if any, or interest, if any, on such debt securities may be determined with reference to changes in the prices of particular securities or commodities or otherwise by application of a formula, the manner in which such amount shall be determined;

(13)
if other than the entire principal amount thereof, the portion of the principal amount of such debt securities which will be payable upon declaration of the acceleration of the maturity thereof or the method by which such portion shall be determined;

(14)	if the debt securities are convertible into any other securities including any class of out equity securities;

(15)	the person to whom any interest on any such debt security shall be payable if other than the person in whose name such debt security is registered on the applicable record date;

(16)	any addition to, or modification or deletion of, any Event of Default or any covenant of the Company specified in the Indenture with respect to such debt securities;

(17)	the application, if any, of such means of defeasance as may be specified for such debt securities; and

(18)	any other special terms pertaining to such debt securities. Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued only in fully registered form without coupons.  Unless the prospectus supplement relating thereto specifies otherwise, debt securities will be denominated in U.S. dollars and will be issued only in denominations of U.S. $1,000 and any integral multiple thereof.

Debt securities may be sold at a substantial discount below their stated principal amount and may bear no interest or interest at a rate which at the time of issuance is below market rates.  Certain federal income tax consequences and special considerations applicable to any such debt securities will be described in the applicable prospectus supplement.

If the amount of payments of principal of and premium, if any, or any interest on debt securities of any series is determined with reference to any type of index or formula or changes in prices of particular securities or commodities, the federal income tax consequences, specific terms and other information with respect to such debt securities and such index or formula and securities or commodities will be described in the applicable prospectus supplement.

If the principal of and premium, if any, or any interest on debt securities of any series are payable in a foreign or composite currency, the restrictions, elections, federal income tax consequences, specific terms and other information with respect to such debt securities and such currency will be described in the applicable prospectus supplement.

Change of Control Provisions

The prospectus supplement with respect to any particular series of debt securities being offered thereby which provide for optional redemption, prepayment or conversion of such debt securities on the occurrence of certain event, such as a change of control of the Company, will provide:

(1)
a description of any other securities into which the debt securities may be converted at the option of the holder or us and a discussion of any rights the holder of the debt securities or any other securities into which the debt securities may be converted to have such securities registered for resale or issuance upon conversion or listed on any national securities exchange;

(2)
a discussion of the effects that such provisions may have in deterring certain mergers, tender offers or other takeover attempts, as well as any possible adverse effect on the market price of the Company’s securities or the ability to obtain additional financing in the future;

(3)
a statement the Company will comply with any applicable provisions of the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other applicable securities laws in connection with any optional redemption, prepayment or conversion provisions and any related offers by the Company (including, if such debt securities are convertible, Rule 13e-4);

(4)
disclosure of any cross-defaults in other indebtedness which may result as a consequence of the occurrence of certain events so that the payments on such debt securities would be effectively subordinated;

(5)	disclosure of effect of any failure to repurchase under the applicable Indenture, including in the event of a change of control of the Company;

(6)	disclosure of any risk that sufficient funds may not be available at the time of any event resulting in a repurchase obligation; and

(7)	discussion of any definition of “change of control” contained in the applicable Indenture.

Payment, Registration, Transfer and Exchange

Unless otherwise provided in the applicable prospectus supplement, payments in respect of the debt securities will be made in the designated currency at our office or agency maintained for that purpose we designate from time to time, except that, at our option, interest payments, if any, on debt securities in registered form may be made by checks mailed to the holders of debt securities entitled thereto at their registered addresses.  Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on debt securities in registered form will be made to the person in whose name such debt security is registered at the close of business on the regular record date for such interest.

Unless otherwise provided in the applicable prospectus supplement, debt securities in registered form will be transferable or exchangeable at the agency of the Company maintained for such purpose as designated by the Company from time to time, debt securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection therewith.

Consolidation, Merger or Sale by the Company

Under the terms of the Indenture, Home Properties may not be consolidated with or merge into any other corporation or transfer or lease its assets substantially as an entirety, unless (i) the corporation formed by such consolidation or into which we are merged or the corporation which acquires its assets is organized in the United States and expressly assumes all of our obligations under the debt securities and all Indentures and (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.  Upon any such consolidation, merger or transfer, the successor corporation formed by such consolidation, or into which we are merged or to which such sale is made shall succeed to, and be substituted for Home Properties under the Indenture.

The Indenture contains no covenants or other specific provisions to afford protection to holders of the debt securities in the event of a highly leveraged transaction or a change in control, except to the limited extent described above.  Such covenants or provisions are not subject to waiver by our Board of Directors without the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by the waiver as described under “Modification of the Indenture” below.

Events of Default, Notice and Certain Rights on Default

The Indenture provides that, if an Event of Default specified therein occurs with respect to the debt securities of any series and is continuing, the Trustee for such series or the holders of 25% in aggregate principal amount of all of the outstanding debt securities of that series, by written notice to us (and to the Trustee for such series, if notice is given by such holders of debt securities), may declare the principal of (or, if the debt securities of that series are Original Issue Discount Securities, such portion of the principal amount specified in the prospectus supplement) and accrued interest on all the debt securities of that series to be immediately due and payable.

The Indenture provides that the Trustee will, subject to certain exceptions, within a specified number of days after the occurrence of a Default with respect to the debt securities of any series, give to the holders of the debt securities of that series notice of all Defaults known to it unless such Default shall have been cured or waived.  “Default” means any event which is or after notice or passage of time or both, would be an Event of Default.

The Indenture provides that the holders of a majority in aggregate principal amount of the debt securities of each series affected (with each such series voting as a class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for such series, or exercising any trust or power conferred on such Trustee.

The Indenture includes a covenant that Home Properties will file annually with the Trustee a certificate as to our compliance with all conditions and covenants of the Indenture.

The holders of a majority in aggregate principal amount of any series of debt securities by notice to the Trustee may waive on behalf of the holders of all debt securities of such series, any past Default or Event of Default with respect to that series and its consequences, except a Default or Event of Default in the payment of the principal of, premium, if any, or interest, if any, on any Debt Security or a provision of the Indenture which cannot be amended without the consent of the holder of each Outstanding Security of such series adversely affected.

Modification of the Indenture

The Indenture contains provisions permitting us and the Trustee to enter into one or more supplemental indentures without the consent of the holders of any of the debt securities in order:

(i)	to evidence the succession of another corporation to Home Properties’ obligations and the assumption of our covenants by our successor;

(ii)	to add to our covenants or surrender any of our rights or powers;

(iii)	to add additional Events of Default with respect to any series of debt securities;

(iv)
to add or change any provisions to such extent as necessary to permit or facilitate the issuance of debt securities in book entry form or, if allowed without penalty under applicable laws and regulations, to permit payment in respect of debt securities in bearer form in the United States;

(v)	to change or eliminate any provision affecting debt securities not yet issued;

(vi)	to secure the debt securities;

(vii)	to establish the form or terms of debt securities;

(viii)
to cure any ambiguity, to correct or supplement any provision of the Indenture which may be inconsistent with any other provision thereof, provided that such action does not adversely affect the interests of any holder of debt securities of any series;

(ix)	to make provision with respect to the conversion rights of holders of debt securities; or

(x)	to conform to any mandatory provisions of law.

The Indenture also contains provisions permitting us and the Trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities affected by such supplemental indenture (with the debt securities of each series voting as a class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or any supplemental indenture or modifying the rights of the holders of debt securities of such series, except that no such supplemental indenture may, without the consent of the holder of each Debt Security so affected:

(i)	change the time for payment of principal or premium, if any, or interest on any Debt Security;

(ii)	reduce the principal of, or any installment of principal of, or premium, if any, or interest on any Debt Security, or change the manner in which the amount of any of the foregoing is determined;

(iii)	reduce the amount of premium, if any, payable upon the redemption of any Debt Security;

(iv)	reduce the amount of principal payable upon acceleration of the maturity of any Original Issue Discount Security;

(v)
reduce the percentage in principal amount of the outstanding debt securities affected thereby, the consent of whose holders is required for modification or amendment of the Indenture or for waiver or compliance with certain provisions of the Indenture or for waiver of certain defaults;

(vi)	make any change which adversely affects the right to convert convertible debt securities or decrease the conversion rate or increase the conversion price; or

(vii)	modify the provisions relating to waiver of certain defaults or any of the foregoing provisions.

Defeasance

If so described in the prospectus supplement relating to debt securities of a specific series, we may discharge our indebtedness and our obligations or terminate certain of our obligations and covenants under the Indenture with respect to the debt securities of such series by depositing funds or obligations issued or guaranteed by the United States government with the Trustee.  The prospectus supplement will more fully describe the provisions, if any, relating to such discharge or termination of obligations.

Conversion rights

The terms and conditions, if any, upon which any series of debt securities are convertible into common stock, preferred stock or other securities will be set forth in the applicable prospectus supplement.  The terms will include whether the debt securities are convertible into such securities, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at our option or the option of the holders, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the debt securities and any restrictions on conversion, including restrictions directed at maintaining our status as a REIT.  If we issue debt securities that are convertible into shares of preferred stock having rights, preferences or privileges with respect to voting, dividends, rights upon liquidation or otherwise that are on par with or senior to any class or series of preferred stock, then the rights of holders of such junior or parity classes or series of preferred stock may be materially adversely affected.  In addition, the conversion of any such debt securities into common stock or preferred stock could result in the dilution of the holders of the then-existing shares of common stock or preferred stock.

Global securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to such series.  Global securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company (DTC), as depository.  We may issue global securities in either registered or bearer form and in either temporary or permanent form.  We will describe the specific terms of the depository arrangement with respect to a series of debt securities in the applicable prospectus supplement relating to such series.  We expect that unless the applicable prospectus supplement provides otherwise, the following provisions will apply to depository arrangements.

Once a global security is issued, the depository for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such global security to the accounts of participants that have accounts with such depository.  Such accounts shall be designated by the underwriters, dealers or agents with respect to such debt securities or by us if we offer such debt securities directly.  Ownership of beneficial interests in such global security will be limited to participants with the depository or persons that may hold interests through those participants.

We expect that, under procedures established by DTC, ownership of beneficial interests in any global security for which DTC is the depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of participants with the depository) and records of participants (with respect to beneficial interests of persons who hold through participants with the depository).  Neither we nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the debt securities.  The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form.  Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

Except as described below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture.  Beneficial owners of debt securities evidenced by a global security will not be considered the owners or holders thereof under the applicable indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee under the indenture.  Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depository must rely on the procedures of DTC and, if such person is not a participant with the depository, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the applicable indenture.  We understand that, under existing industry practice, if DTC requests any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners through such participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of, and any premium (or make-whole amount) and interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to or at the direction of the depository or its nominee, as the case may be, as the registered owner of the global security under the applicable indenture.  Under the terms of the applicable indenture, we and the trustee may treat the persons in whose name debt securities, including a global security, are registered as the owners thereof for the purpose of receiving such payments.  Consequently, neither we nor the trustee have or will have any responsibility or liability for the payment of such amounts to beneficial owners of debt securities including principal, any premium (or make-whole amount) or interest.  We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee.  We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants.  Redemption notices with respect to any debt securities represented by a global security will be sent to the depository or its nominee.  If less than all of the debt securities of any series are to be redeemed, we expect the depository to determine the amount of the interest of each participant in such debt securities to be redeemed to be determined by lot.  Neither we, the trustee, any paying agent nor the security registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such debt securities or for maintaining any records with respect thereto.

Neither we nor the trustee will be liable for any delay by the holders of a global security or the depository in identifying the beneficial owners of debt securities, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depository for all purposes.  The rules applicable to DTC and its participants are on file with the SEC.

If a depository for any debt securities is at any time unwilling, unable or ineligible to continue as depository and we do not appoint a successor depository within 90 days, we will issue individual debt securities in exchange for the global security representing such debt securities.  In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to such debt securities, determine not to have any of such debt securities represented by one or more global securities and in such event will issue individual debt securities in exchange for the global security or securities representing such debt securities.  Individual debt securities so issued will be issued in denominations of $1,000 and integral multiples of $1,000.

The Trustee

The prospectus supplement will identify the Trustee under the applicable Indenture.  The Company may also maintain banking and other commercial relationships with any Trustee and its affiliates in the ordinary course of business.

FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material U.S. federal income tax considerations relating to the taxation of Home Properties as a REIT and the acquisition, ownership and disposition of our common stock.  If we offer securities other than common stock, information about any additional income tax consequences to holders of those securities will be included in the documents pursuant to which those securities are offered.

The following summary is based on current law, is for general information only and is not tax advice.  The information in this section is based on the Code as currently in effect, current, temporary and proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, current administrative interpretations and practices of Internal Revenue Service (the “IRS”), including its practices and policies as expressed in private letter rulings which are not binding on the IRS except with respect to the particular taxpayers who requested and received such rulings, and court decisions, all as of the date of this prospectus.  There is no assurance that future legislation, Treasury Regulations, administrative interpretations and practices or court decisions will not adversely affect existing interpretations.  Any change could apply retroactively to transactions preceding the date of the change.

We have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment and the statements in this prospectus are not binding on the IRS or a court.  Thus, we can provide no assurance that these statements will not be challenged by the IRS or sustained by a court if challenged by the IRS.  The tax treatment to holders of common stock will vary depending on a holder’s particular situation and this discussion does not purport to deal with all aspects of taxation that may be relevant to a holder of common stock in light of his or her personal investments or tax circumstances, or to stockholders subject to special treatment under the federal income tax laws except to the extent discussed under the headings “Taxation of Tax-Exempt Stockholders” and “Taxation of Non-U.S. Stockholders.”  Stockholders subject to special treatment include, without limitation, insurance companies, financial institutions or broker-dealers, tax-exempt organizations, stockholders holding securities as part of a conversion transaction or hedge or hedging transaction or as a position in a straddle for tax purposes, foreign corporations and persons who are not citizens or residents of the United States.

In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to holders of the common stock.  If we meet the detailed requirements in the Code for qualification as a REIT, which are summarized below, we will be treated as a REIT for federal income tax purposes.  In this case, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to our stockholders.  This treatment substantially eliminates the “double taxation” that generally results from investments in a corporation.  Double taxation refers to the imposition of corporate level tax on income earned by a corporation and taxation at the shareholder level on funds distributed to a corporation’s shareholders.  If we fail to qualify as a REIT in any taxable year, we would not be allowed a deduction for dividends paid to our stockholders in computing taxable income and would be subject to federal income tax at regular corporate rates.  Unless entitled to relief under specific statutory provisions, we would be ineligible to be taxed as a REIT for the four succeeding tax years.  As a result, the funds available for distribution to our stockholders would be reduced.  Each prospective purchaser should consult his or her own tax advisor regarding the specific tax consequences of the purchase, ownership and sale of common stock, including the federal, state, local, foreign and other tax consequences of such purchase, ownership and sale and of potential changes in applicable tax laws.

Taxation of Home Properties

General.  We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1994.  We believe we have been organized and have operated in a manner which qualifies for taxation as a REIT under the Code commencing with our taxable year ended December 31, 1994.  We intend to continue to operate in this manner.  However, our qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code.  Accordingly, there is no assurance that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT.  Further, legislative, administrative or judicial action may change, perhaps retroactively, the anticipated income tax treatment described in this prospectus.  See “Failure to Qualify.”

This discussion is not intended to be a substitute for careful tax planning.  We urge each prospective investor to consult with his or her own tax advisor regarding the specific tax consequences applicable to him or her, in light of his or her particular circumstances, relating to the purchase, ownership and disposition of our common shares, including the federal, state, local, foreign and other tax consequences of such purchase, ownership, sale and disposition.

In the opinion of Nixon Peabody LLP, Home Properties was organized in conformity with the requirements for qualification as a REIT, and its method of operation has enabled it, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code.  This opinion is based on certain assumptions and is conditioned upon certain representations made by Home Properties as to certain factual matters relating to Home Properties’ organization, manner of operation, income and assets.  Home Properties’ qualification and taxation as a REIT will depend upon Home Properties’ satisfaction of the requirements necessary to be classified as a REIT, discussed below, on a continuing basis.  Nixon Peabody LLP will not review compliance with these tests on a continuing basis.  Therefore, no assurance can be given that Home Properties will satisfy such tests on a continuing basis.  You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

The sections of the Code that relate to the qualification and operation as a REIT are highly technical and complex.  The following sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its stockholders.  This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code, and these rules and these regulations.

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to our stockholders.  This treatment substantially eliminates the “double taxation” that generally results from investment in a corporation.  However, Home Properties will be subject to federal income tax as follows:

First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains; provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the stockholder level.  A REIT’s “REIT taxable income” is the otherwise taxable income of the REIT subject to certain adjustments, including a deduction for dividends paid.

Second, we may be subject to the “alternative minimum tax” on our items of tax preference under some circumstances.

Third, if we have (a) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.  Foreclosure property is defined generally as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

Fourth, we will be subject to a 100% tax on any net income from prohibited transactions.  Prohibited transactions generally include sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than the sale or disposition of foreclosure property.

Fifth, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% or 95% test multiplied by (b) a fraction intended to reflect our profitability, if we fail to satisfy the 75% gross income test or the 95% gross income test but have maintained our qualification as a REIT because we satisfied other requirements.  The gross income tests are discussed below.

Sixth, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed (plus retained amounts on which income tax is paid at the corporate level) if we fail to distribute during each calendar year at least the sum of: 85% of our REIT ordinary income for the year, 95% of our REIT capital gain net income for the year, and any undistributed taxable income from prior periods.

Seventh, if we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the acquired asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be subject to tax at the highest regular corporate tax rate on this gain to the extent of the “built-in-gain” of the asset.  The “built-in-gain” of an asset equals the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, determined as of the date we acquired the asset from the C corporation.  A C corporation is generally a corporation subject to full corporate-level tax.

Eighth, we will be subject to a 100% tax on amounts received through arrangements between Home Properties, its tenants and a taxable REIT subsidiary that are not arm’s length.

Ninth, certain of our subsidiaries are subchapter C corporations, the earnings of which could be subject to federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, property, and other taxes on their assets and operations.  We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT.  The Code defines a REIT as a corporation, trust or association that:

1.	is managed by one or more trustees or directors;

2.	uses transferable shares or transferable certificates to evidence beneficial ownership;

3.	would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

4.	is not a financial institution referred to in Section 582(c) of the Code or an insurance company to which subchapter L of the Code applies;

5.	is beneficially owned by 100 or more persons;

6.
during the last half of each taxable year not more than 50% in value of its outstanding stock is owned, actually or constructively, by five or fewer individuals, as defined in the Code to include the entities set forth in Section 542(a)(2) of the Code; and

7.	meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months.  Conditions (5) and (6) do not apply until after the first taxable year for which an election made to be taxed as a REIT.  For purposes of condition (6), pension funds and some other tax-exempt entities are treated as individuals, subject to a “look-through” exception in the case of pension funds.  We have satisfied condition (5) and believe that we have issued sufficient shares to satisfy condition (6).  In addition, our articles of incorporation provides for restrictions regarding ownership and transfer of shares.  These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above.  These ownership and transfer restrictions are described in the accompanying prospectus in “Description of Capital Stock–Restrictions on Transfer.”  Primarily, though not exclusively, as a result of fluctuations in value among the different classes of our stock, these restrictions may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above.  If we fail to satisfy these share ownership requirements, our status as a REIT will terminate.  However, if we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement.  See “Failure to Qualify.”

In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year.  We have and will continue to have a calendar taxable year.

Taxable REIT Subsidiaries.  A taxable REIT subsidiary of Home Properties is a corporation other than a REIT in which Home Properties directly or indirectly holds stock and that has made a joint election with Home Properties to be treated as a taxable REIT subsidiary.  A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary of Home Properties owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation.  However, a taxable REIT subsidiary does not include certain health care and lodging facilities.  A taxable REIT subsidiary is subject to regular federal income tax, and state and local income tax where applicable, as a regular “C” corporation.  In addition, a taxable REIT subsidiary of Home Properties may be limited in its ability to deduct interest paid to Home Properties.  Home Properties jointly made the election with the following entities for them to be treated as taxable REIT subsidiaries of Home Properties effective January 1, 2001:  Home Properties Resident Services, Inc. and, until its merger with Home Properties Resident Services, Inc., on November 21, 2006, Home Properties Management, Inc.

Qualified REIT Subsidiaries.  If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for federal income tax purposes.  Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT.  All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself.  A qualified REIT subsidiary of Home Properties will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

Ownership of a Partnership Interest.  In the case of a REIT which is a partner in a partnership, IRS regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership.  Also, a partner in a partnership will be deemed to be entitled to the income of the partnership attributable to its proportionate share.  The character of the assets and gross income of the partnership retains the same character in the hands of Home Properties for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests.  Thus, our proportionate share of the assets, liabilities and items of income of the Operating Partnership, including the Operating Partnership’s share of these items for any partnership or limited liability company, are treated as our assets, liabilities and items of income for purposes of applying the requirements described in this prospectus.

We have included a summary of the rules governing the Federal income taxation of partnerships and their partners below in “Tax Aspects of the Operating Partnership”.  We have direct control of the Operating Partnership and will continue to operate it consistent with the requirements for qualification as a REIT.

Income Tests.  We must satisfy two gross income requirements annually to maintain our qualification as a REIT.  First, each taxable year we must derive directly or indirectly at least 75% of our gross income from investments relating to real property or mortgages on real property, including “rents from real property” and, in specific circumstances, interest, or from particular types of temporary investments.  Gross income from prohibited transactions is excluded for purposes of determining if we satisfy this test.  Second, each taxable year we must derive at least 95% of our gross income from these real property investments, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.  Gross income from prohibited transactions is excluded for purposes of determining if we satisfy this test.

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person.  However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.  Rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met.

First, the amount of rent must not be based in whole or in part on the income or profits of any person.  However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Second, the Code provides that rents received from a “related party tenant” will not qualify as “rents from real property” in satisfying the gross income tests.  A related party tenant is a tenant of Home Properties that Home Properties, or one or more actual or constructive owners of 10% or more of Home Properties, actually or constructively own in the aggregate 10% or more of such tenant.  For taxable years after December 31, 2000, Home Properties will be able to lease its properties to a taxable REIT subsidiary and the rents received from that subsidiary will not be disqualified from being “rents from real property” by reason of Home Properties’ ownership interest in the subsidiary so long as the property is operated on behalf of the taxable REIT subsidiary by an “eligible independent contractor.”

Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to personal property will not qualify as “rents from real property.”

Finally, for rents received to qualify as “rents from real property,” Home Properties is allowed only to provide services that are both “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.”  Income received from any other services will be treated as “impermissible tenant service income” unless the services are provided through an independent contractor that bears the expenses of providing the services and from whom Home Properties derives no revenue or through a taxable REIT subsidiary, subject to specified limitations.  The amount of impermissible tenant service income is deemed to be the greater of the amount actually received by the REIT or 150% of Home Properties’ direct cost of providing the service.  If the impermissible tenant service income exceeds 1% of Home Properties’ total income from income from a property, then all of the income from that property will fail to qualify as rents from real property.  If the total amount of impermissible tenant service income from a property does not exceed 1% of Home Properties’ total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

We believe that Home Properties’ real estate investments will continue to give rise to income that will enable it to satisfy all of the income tests described above.  Substantially all of Home Properties’ income will be derived from its interest in the Operating Partnership, which will, for the most part, qualify as “rents from real property” for purposes of the 75% and the 95% gross income tests.  We generally do not and do not intend to:

- charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a percentage of receipts or sales, as described above;

- rent any property to a related party tenant (except for leases to a taxable REIT subsidiary);

- derive rental income attributable to personal property, other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

- perform services (other than services that are “usual or customary”) considered to be rendered to the occupant of the property, other than through an independent contractor from whom we derive no revenue or through a taxable REIT subsidiary.

Notwithstanding the foregoing, we may have taken and may continue to take the actions set forth above to the extent these actions will not, based on the advice of our tax counsel, jeopardize our status as a REIT.

Home Properties may receive certain types of income with respect to the properties it owns that will not qualify for the 75% or 95% gross income test.  For example, dividends on Home Properties’ stock in any non-controlled subsidiaries or taxable REIT subsidiaries will not qualify under the 75% gross income test.  In addition, Home Properties may receive certain types of income that will be excluded from gross income for purpose of applying the 75% or 95% gross income test.  For example, if a hedging transaction entered into after July 30, 2008, complies with identification procedures set out in Treasury Regulations and hedges indebtedness incurred or to be incurred to acquire or carry real estate assets, then income from the hedging transaction will not constitute gross income for purposes of both the 75% and 95% gross income tests..  Home Properties believes, however, that the aggregate amount non-qualifying income and excluded income in any taxable year will not cause Home Properties to exceed the limits on non-qualifying income under the 75% and 95% income tests.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under specific provisions of the Code.  Generally, we may avail ourselves of the relief provisions if:  (i) our failure to meet these tests was due to reasonable cause and not due to willful neglect, and (ii) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury Regulations to be issued.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions.  For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on non-qualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause.

If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT.  As discussed above in “Taxation of Home Properties–General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to the amount by which we fail to satisfy the particular gross income test.  We may not always be able to maintain compliance with the gross income tests for REIT qualification despite our periodic monitoring of our income.

Prohibited Transaction Income.  Any gain realized by us on the sale of any property held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by the Operating Partnership, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax.  This prohibited transaction income may also adversely effect our ability to satisfy the income tests for qualification as a REIT.  Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction.

The Operating Partnership intends to hold the properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating its properties and to make occasional sales of the properties as are consistent with the Operating Partnership’s investment objectives.  However, the IRS may contend that one or more of these sales are subject to the 100% penalty tax.  No assurance can be given that any property we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent the imposition of the 100% penalty tax.

The Housing and Economic Recovery Tax Act of 2008 enacted by Congress in July 2008 made certain changes to the 100% penalty tax.  The safe harbor from imposition of the 100% penalty tax for sales of real estate assets held for sale to customers was expanded by reducing the required minimum holding period for such properties from four years to two years.  In addition, the annual exception from the 100% penalty tax for sales of properties that have a total basis not exceeding 10% of the basis in all the REIT’s assets was expanded to provide an alternative exception for sales of properties that have a total fair market value not exceeding 10% of the fair market value of all the REIT’s assets.

Asset Tests.  At the close of each quarter of our taxable year, we also must satisfy six tests relating to the nature and diversification of our assets.

First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and U.S. government securities.  Home Properties’ real estate assets include, for purposes of this test, its allocable share of real estate assets held by the partnerships in which it owns an interest and the non-corporate subsidiaries of those partnerships, as well as stock or debt instruments held for one year or less that are purchased with the proceeds of an offering of shares or long-term (at least five years) debt of Home Properties.

Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset test.

Third, except for investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities owned by Home Properties may not exceed 5% of the value of Home Properties’ total assets.

Fourth, except for investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, Home Properties may not own more than 10% of any one issuer’s outstanding voting securities.

Fifth, except for investments in REITs, qualified REIT subsidiaries, taxable REIT subsidiaries “straight debt” having specified characteristics and to certain other securities described below, Home Properties may not own more than 10% of the total value of the outstanding securities of any one issuer.

Sixth, not more than 25% of the value of Home Properties’ total assets may be represented by the securities of one or more taxable REIT subsidiaries.

Certain relief provisions are available to REITs to satisfy the asset requirements, or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements.  One such provision allows a REIT which fails one or more of the asset requirements (other than de minimis violations of the 5% and 10% asset tests as described below) to nevertheless maintain its REIT qualification if (a) it provides the IRS with a description of each asset causing the failure, (b) the failure is due to reasonable cause and not willful neglect, (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure, and (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (d) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification if (a) the value of the assets causing the violation do not exceed the lesser of 1% of the REIT’s total assets, and $10,000,000, and (b) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Certain securities will not cause a violation of the 10% value test described above.  Such securities include instruments that constitute “straight debt,” which includes securities having certain contingency features.  A security will not qualify as “straight debt” where a REIT (or a controlled taxable REIT subsidiary of the REIT) owns other securities of the issuer of that security which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities.  In addition to straight debt, certain other securities will not violate the 10% value test.  Such securities include (a) any loan made to an individual or an estate, (b) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (e) any security issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.”  In applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate equity interest in that partnership.

As previously discussed, Home Properties is deemed to own its proportionate share of the assets of a partnership in which it is a partner so that the partnership interest, itself, is not a security for purposes of this asset test.

We believe that our holdings of assets comply, and will continue to comply, with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis.  No independent appraisals have been obtained, however, to support our conclusions as to the value of our total assets, or the value of any particular security or securities.  We do not intend to seek an IRS ruling as to the classification of our properties for purposes of the REIT asset tests.  Accordingly, there can be no assurance that the IRS will not contend that our assets or our interest in other securities cause a violation of the REIT asset requirements.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values.  If we fail to satisfy the asset tests because we acquire additional securities of Home Properties Resident Services, Inc. or other securities or other property during a quarter, including an increase in our interests in the Operating Partnership, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter.  We have maintained and will continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within the 30 days after the close of any quarter as may be required to cure any noncompliance.  If we fail to cure noncompliance with the asset tests within this time period, we would cease to qualify as a REIT.

Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

-	the sum of:

o	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and

o	90% of the after tax net income, if any, from foreclosure property;

-	minus:

o	the sum of specified items of noncash income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration.  These distributions are taxable to holders of common stock and convertible preferred stock, other than tax-exempt entities, as discussed below, in the year in which paid.  This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement.  The amount distributed must not be preferential (e.g., every shareholder of the class of stock to which a distribution is made must be treated the same as every other shareholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class).

To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates.  We have made and intend to make timely distributions sufficient to satisfy these annual distribution requirements.  We expect that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income.  Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above.  In this regard, the Partnership Agreement of the Operating Partnership authorizes Home Properties, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit Home Properties to meet these distribution requirements.  However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income.  If these timing differences occur, in order to meet the distribution requirements, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends.  Under specific circumstances identified in the Code, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year.  Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends.  However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Furthermore, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we should fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year, at least the sum of:

-	85% of our REIT ordinary income for such year,

-	95% of our REIT capital gain income for the year,

-	and any undistributed taxable income from prior periods.

Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

Failure to Qualify

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates.  Distributions to stockholders in any year in which we fail to qualify will not be deductible by us and we will not be required to distribute any amounts to our stockholders.  As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders.

In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income to the extent of our current and accumulated earnings and profits, and subject to limitations identified in the Code, corporate distributees may be eligible for the dividends received deduction.  Unless entitled to relief under specific statutory provisions, we will also be ineligible to be taxed as a REIT for the four tax years following the year during which we lost our qualification.  It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Taxation of Taxable U.S. Stockholders

As used below, the term “U.S. stockholder” means a holder of shares of common stock who, for United States federal income tax purposes: is a citizen or resident of the United States; is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise; is an estate the income of which is subject to United States federal income taxation regardless of its source; or is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.  Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, are also considered U.S. stockholders.

Distributions Generally.  As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable U.S. stockholders as ordinary income.  These distributions will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations.  To the extent that we make distributions, other than capital gain dividends discussed below, in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder.  This treatment will reduce the adjusted basis which each U.S. stockholder has in his shares of stock for tax purposes by the amount of the distribution.  This reduction will not, however, reduce a holder’s adjusted basis below zero.  Distributions in excess of a U.S. stockholder’s adjusted basis in his shares will be taxable as capital gain, provided that the shares have been held as a capital asset.  In addition, these distributions will be taxable as long-term capital gain if the shares have been held for more than one year.

Dividends that we declare in October, November, or December of any year and that are payable to a stockholder of record on a specified date in any of these months shall be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year.  Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Distributions.  Distributions that we properly designate as capital gain dividends will be taxable to U.S. stockholders as gains, to the extent that they do not exceed our actual net capital gain for the taxable year, from the sale or disposition of a capital asset.  Capital gain dividends are taxed to U.S. stockholders as gain from the sale or exchange of a capital asset held for more than one year.  This tax treatment applies regardless of the period the stockholder has held its shares.  If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain.  U.S. stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income.

Passive Activity Losses and Investment Interest Limitations.  Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income.  As a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain.  Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.  Gain arising from the sale or other disposition of our shares, however, will not be treated as investment income under some circumstances.

Retention of Net Long-Term Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains.  If we make this election, we would pay tax on our retained net long-term capital gains.  In addition, to the extent we designate, a U.S. stockholder generally would: include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls subject to limitations as to the amount that is includable; be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. stockholder’s long-term capital gains; receive a credit or refund for the amount of tax deemed paid by it; increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS.

Dispositions of Common Stock

Generally, gain or loss realized by a shareholder upon the sale of common shares (including redemptions of common shares which are treated as sales) will be reportable as capital gain or loss.  Such gain or loss will be treated as long-term capital gain or loss if the shares have been held for more than 12 months and as short-term capital gain or loss if the shares have been held for 12 months or less.  If a shareholder receives a long-term capital gain dividend and has held the shares for six months or less, any loss incurred on the sale or exchange of the shares is treated as a long-term capital loss to the extent of the corresponding long-term capital gain dividend received.

If an investor recognizes a loss upon a subsequent disposition of our stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transaction to the IRS.  While these regulations are directed towards “tax shelters,” they are written quite broadly and apply to transactions that would not typically be considered tax shelters.  In addition significant penalties are imposed by the Code for failure to comply with these requirements.  You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock, or transactions that might be undertaken directly or indirectly by us.  Moreover, you should be aware that we and other participants in the transactions involving us (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Backup Withholding

We report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld.  Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 28% with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.  A U.S. stockholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the IRS.  Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability.  In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status.  See “Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt Stockholders

The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income when received by a tax-exempt entity.  Based on that ruling, provided that a tax-exempt shareholder, except tax-exempt shareholders described below, has not held its shares as “debt financed property” within the meaning of the Code and the shares are not otherwise used in a trade or business, dividend income from us will not be unrelated business taxable income to a tax-exempt shareholder.  Similarly, income from the sale of shares will not constitute unrelated business taxable income unless a tax-exempt shareholder has held its shares as “debt financed property” within the meaning of the Code or has used the shares in its trade or business.

For tax-exempt shareholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under the Code Section 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares.  These prospective investors should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, the Omnibus Budget Reconciliation Act of 1993 provides that, effective for taxable years beginning in 1994, a portion of the dividends paid by a “pension held REIT” shall be treated as unrelated business taxable income as to any trust which: is described in Section 401(a) of the Code; is tax-exempt under Section 501(a) of the Code; and holds more than 10%, by value, of the interests in a REIT.  Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “qualified trusts.”  A REIT is a “pension held REIT” if: it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts shall be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust, rather than by the trust itself; and either at least one such qualified trust holds more than 25%, by value, of the interests in a REIT, or one or more such qualified trusts, each of which owns more than 10%, by value, of the interests in a REIT, holds in the aggregate more than 50%, by value, of the interests in the REIT.

The percentage of any REIT dividend treated as unrelated business taxable income is equal to the ratio of: the unrelated business taxable income earned by Home Properties, treating Home Properties as if it were a qualified trust and therefore subject to tax on unrelated business taxable income, to the total gross income of Home Properties.  A de minimis exception applies where the percentage is less than 5% for any year.  The provisions requiring qualified trusts to treat a portion of REIT distributions as unrelated business taxable income will not apply if Home Properties is able to satisfy the “not closely held” requirement without relying upon the “look-through” exception with respect to qualified trusts.  As a result of the limitations on the transfer and ownership of stock contained in our articles of incorporation, we are not and do not expect to be classified as a “pension held REIT.”

Taxation Of Non-U.S. Stockholders

When we use the term “non-U.S. stockholders,” we mean holders of shares of common stock that are nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts.  The rules governing United States federal income taxation of the ownership and disposition of stock by persons that are non-U.S. stockholders are complex.  No attempt is made in this prospectus to provide more than a brief summary of these rules.  Accordingly, this discussion does not address all aspects of United States federal income tax and does not address state, local or foreign tax consequences that may be relevant to a non-U.S. stockholder in light of its particular circumstances.  In addition, this discussion is based on current law, which is subject to change, and assumes that we qualify for taxation as a REIT.  Prospective non-U.S. stockholders should consult with their own tax advisers to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in stock, including any reporting requirements.

Distributions.  If we make a distribution that is not attributable to gain from the sale or exchange of United States real property interests and is not designated as capital gains dividends, then the distribution will be treated as dividends of ordinary income to the extent it is made out of current or accumulated earnings and profits.  These distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.  However, if the dividends are treated as effectively connected with the conduct by the non-U.S. stockholder of a United States trade or business, or if an income tax treaty applies, as attributable to a United States permanent establishment of the non-U.S. stockholder, the dividends will be subject to tax on a net basis at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends and are generally not subject to withholding.  Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. stockholder and any such dividends received by a non-U.S. stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.  Under some treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT.  Certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income and permanent establishment exemptions discussed above.  Home Properties expects to withhold U.S. income tax at the rate of 30% on any dividend distributions, not designated as (or deemed to be) capital gain dividends, made to a non-U.S. stockholder unless:

-	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with Home Properties; or

-	the non-U.S. stockholder files an IRS Form W-8ECI with Home Properties claiming that the distribution is effectively connected income.

Distributions we make in excess of our current or accumulated earnings and profits will not be taxable to a non-U.S. stockholder to the extent that they do not exceed the adjusted basis of the stockholder’s stock, but rather will reduce the adjusted basis of such stock.  To the extent that these distributions exceed the adjusted basis of a non-U.S. stockholder’s stock, they will give rise to gain from the sale or exchange of his stock.  The tax treatment of this gain is described below.  If our stock constitutes a “United States real property interest” under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), Home Properties will be required to withhold at least 10% of any distribution in excess of its current and accumulated earnings and profits.  However, a non-U.S. stockholder may seek a refund of these amounts.

Distributions to a non-U.S. stockholder that we designate at the time of distribution as capital gains dividends, other than those arising from the disposition of a “United States real property interest,” generally will not be subject to United States federal income taxation, unless: investment in the stock is effectively connected with the non-U.S. stockholder’s United States trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as domestic stockholders with respect to such gain, except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above; or the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Distributions to a non-U.S. stockholder that are attributable to gain from our sale or exchange of United States real property interests will cause the non- U.S. stockholder to be treated as recognizing this gain as income effectively connected with a United States trade or business.  Non-U.S. stockholders would thus generally be taxed at the same rates applicable to domestic stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals.  Also, this gain may be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation, as discussed above.  We are required to withhold 35% of any such distribution.  That amount is creditable against the non-U.S. stockholder’s United States federal income tax liability.  We or any nominee (e.g., a broker holding shares in street name) may rely on a certificate of non-foreign status on Form W-9 or substantially similar form to determine whether withholding is required on gains realized from the disposition of United States real property interests.  A domestic person who holds shares of common stock on behalf of a non-U.S. stockholder will bear the burden of withholding, provided that we have properly designated the appropriate portion of a distribution as a capital gain dividend.

Sale of Stock.  If you are a non-U.S. stockholder and you recognize gain upon the sale or exchange of shares of stock, the gain generally will not be subject to United States taxation unless the stock constitutes a “United States real property interest” within the meaning of FIRPTA.  If we are a “domestically controlled REIT,” then the stock will not constitute a “United States real property interest.”  A “domestically-controlled REIT” is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. stockholders.  Because our shares of stock are publicly traded, there is no assurance that we are or will continue to be a “domestically-controlled REIT.”  Notwithstanding the foregoing, if you are a non-U.S. stockholder and you recognize gain upon the sale or exchange of shares of stock and the gain is not subject to FIRPTA, the gain will be subject to United States taxation if: your investment in the stock is effectively connected with a United States trade or business, or, if an income treaty applies, is attributable to a United States permanent establishment; or you are a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and you have a “tax home” in the United States.  In this case, a nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual’s gain.

If we are not or cease to be a “domestically-controlled REIT” whether gain arising from the sale or exchange by a non-U.S. stockholder of shares of stock would be subject to United States taxation under FIRPTA as a sale of a “United States real property interest” will depend on whether the shares are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and on the size of the selling non-U.S. stockholder’s interest in our shares.  If gain on the sale or exchange of shares of stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular United States income tax on this gain in the same manner as a U.S. stockholder and the purchaser of the stock would be required to withhold and remit to the IRS 10% of the purchase price.  In addition in this case, non-U.S. stockholders would be subject to any applicable alternative minimum tax, nonresident alien individuals may be subject to a special alternative minimum tax and foreign corporations may be subject to the 30% branch profits tax.

Backup Withholding Tax and Information Reporting.  Backup withholding tax generally is a withholding tax imposed at the rate of 28% on reportable payments, as defined in Section 3406 of the Code, to persons that fail to furnish the required information under the United States information reporting requirements.  Backup withholding tax and information reporting will generally not apply to distributions paid to non-U.S. stockholders outside the United States that are treated as: dividends subject to the 30%, or lower treaty rate, withholding tax discussed above; capital gains dividends; or distributions attributable to gain from our sale or exchange of United States real property interests.  As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of stock by or through a foreign office of a foreign broker.  Information reporting, but not backup withholding, will apply, however, to a payment of the proceeds of a sale of stock by a foreign office of a broker that: is a United States person; derives 50% or more of its gross income for specific periods from the conduct of a trade or business in the United States; or is a “controlled foreign corporation” for United States tax purposes.  Information reporting will not apply if the broker has documentary evidence in its records that the holder is a non-U.S. stockholder and other conditions are met, or the stockholder otherwise establishes an exemption.  Payment to or through a United States office of a broker of the proceeds of sale of stocks is subject to both backup withholding and information reporting unless the stockholder certifies under penalties of perjury that the stockholder is a non-U.S. stockholder, or otherwise establishes an exemption.  A non-U.S. stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

Tax Aspects of the Operating Partnership

General.  Substantially all of our investments will be held indirectly through the Operating Partnership.  In general, partnerships are “pass-through” entities which are not subject to federal income tax.  Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership.  We will include in our income our proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of our REIT taxable income.  Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by the Operating Partnership.  See “Taxation of Home Properties.”

Entity Classification.  Our interests in the Operating Partnership involve special tax considerations, including the possibility of a challenge by the IRS of the status of the Operating Partnership as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes.  If the Operating Partnership were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income.  In such a situation, the character of our assets and items of gross income would change and preclude us from satisfying the asset tests and possibly the income tests (see “Taxation of Home Properties - Asset Tests” and “-Income Tests”).  This, in turn, could prevent us from qualifying as a REIT unless we are eligible for relief from the violation pursuant to relief provisions described above.  See “Taxation of Home Properties - Failure to Qualify” above for a discussion of the effect of our failure to meet these tests for a taxable year.  In addition, a change in the Operating Partnership’s status for tax purposes might be treated as a taxable event.  If so, we might incur a tax liability without any related cash distributions.

Treasury Regulations that apply for tax period beginning on or after January 1, 1997, provide that an “eligible entity” may elect to be taxed as a partnership for federal income tax purposes.  An eligible entity is a domestic business entity not otherwise classified as a corporation and which has at least two members.  Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date.  In addition, an eligible entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise.  The Operating Partnership intends to claim classification as a partnership under these regulations.

Even if the Operating Partnership is taxable as a partnership under these Treasury Regulations, it could be treated as a corporation for federal income tax purposes under the “publicly traded partnership” rules of Section 7704 of the Code.  A publicly traded partnership is a partnership whose interests trade on an established securities market or are readily tradable on a secondary market, or the substantial equivalent thereof.  While units of the Operating Partnership are not and will not be traded on an established trading market, there is some risk that the IRS might treat the units held by the limited partners of the Operating Partnership as readily tradable because, after any applicable holding period, they may be exchanged for our common stock, which is traded on an established market.  A publicly traded partnership will be treated as a corporation for federal income tax purposes unless at least 90% of such partnership’s gross income for a taxable year consists of “qualifying income” under the publicly traded partnership provisions of Section 7704 of the Code.  “Qualifying income” under Section 7704 of the Code includes interest, dividends, real property rents, gains from the disposition of real property, and certain income or gains from the exploitation of natural resources.  Therefore, qualifying income under Section 7704 of the Code generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to REITs.  We anticipate that the Operating Partnership will satisfy the 90% qualifying income test under Section 7704 of the Code and, thus, will not be taxed as a corporation.

There is one significant difference, however, regarding rent received from related party tenants.  For a REIT, rent from a tenant does not qualify as rents from real property if the REIT and/or one or more actual or constructive owners of 10% or more of the REIT actually or constructively own 10% or more of the tenant.  See “Taxation of Home Properties - Income Tests.”  Under Section 7704 of the Code, rent from a tenant is not qualifying income if a partnership and/or one or more actual or constructive owners of 5% or more of the partnership actually or constructively own 10% or more of the tenant.

Accordingly, we will need to monitor compliance with both the REIT rules and the publicly traded partnership rules.  The Operating Partnership has not requested, nor does it intend to request, a ruling from the IRS that it will be treated as a partnership for federal income tax purposes.  In the opinion of Nixon Peabody LLP, which is based on the provisions of the partnership agreement of the Operating Partnership and on certain factual assumptions and representations of Home Properties, the Operating Partnership has since its formation and will continue to be taxed as a partnership rather than an association taxable as a corporation.  Nixon Peabody LLP’s opinion is not binding on the IRS or the courts.

Tax Allocations with Respect to the Properties.  Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the “book-tax difference” associated with the property at the time of the contribution.  The book-tax difference with respect to property that is contributed to a partnership is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution.  These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.  The Operating Partnership was formed by way of contributions of appreciated property, including some of the properties.  Moreover, subsequent to the formation of the Operating Partnership, additional persons have contributed appreciated property to the Operating Partnership in exchange for interests in the Operating Partnership.

The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Code.  In general, limited partners of the Operating Partnership who acquired their limited partnership interests through a contribution of appreciated property will be allocated depreciation deductions for tax purposes which are lower than these deductions would be if determined on a pro rata basis.  In addition, in the event of the disposition of any of the contributed assets which have a book-tax difference all income attributable to the book-tax difference will generally be allocated to the limited partners who contributed the property, and we will generally be allocated only our share of capital gains attributable to appreciation, if any, occurring after the time of contribution to the Operating Partnership.  This will tend to eliminate the book-tax difference over the life of the Operating Partnership.  However, the special allocation rules of Section 704(c) do not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale.  Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership may cause us to be allocated lower depreciation and other deductions.  Possibly we could be allocated an amount of taxable income in the event of a sale of these contributed assets in excess of the economic or book income allocated to us as a result of the sale.  This may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements.  See “Taxation of Home Properties - Annual Distribution Requirements.”

Basis in the Operating Partnership Interest.  The adjusted tax basis in our interest in the Operating Partnership generally will be equal to: the amount of cash and the basis of any other property we contribute to the Operating Partnership, increased by our allocable share of the Operating Partnership’s income and our allocable share of indebtedness of the Operating Partnership, and reduced, but not below zero, by our allocable share of losses suffered by the Operating Partnership, the amount of cash distributed to us and constructive distributions resulting from a reduction in our share of indebtedness of the Operating Partnership.  If the allocation of our distributive share of the Operating Partnership’s loss exceeds the adjusted tax basis of our partnership interest in the Operating Partnership, the recognition of this excess loss will be deferred until such time and to the extent that we have adjusted tax basis in our interest in the Operating Partnership.  We will recognize taxable income to the extent that the Operating Partnership’s distributions, or any decrease in our share of the indebtedness of the Operating Partnership, exceeds our adjusted tax basis in the Operating Partnership.  A decrease in our share of the indebtedness of the Operating Partnership is considered a cash distribution.

Sale of Partnership Property.  Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture.  However, under the REIT Requirements, Home Properties’ share as a partner of any gain realized by the Operating Partnership on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax.  See “Taxation of Home Properties.”  Such prohibited transaction income will also have an adverse effect upon Home Properties’ ability to satisfy the income tests for REIT status.  Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction.

Taxation of holders of debt securities and potential tax consequences of their investment in the debt securities.

Stated Interest

Holders of debt securities are required to include stated interest on the debt securities in gross income for federal income tax purposes in accordance with their methods of accounting for tax purposes. The following discussion assumes that the debt securities were not issued with original issue discount.

Market Discount

The holding and disposition of debt securities may be subject to the market discount provisions of the Code. These rules generally provide that if a holder of a debt instrument purchases it at a market discount and subsequently recognizes gain on a disposition of the debt security, including a disposition as a gift or payment on maturity, the lesser of such gain, or appreciation in the case of a gift, and the portion of the market discount that accrued while the debt security was held by such holder will be treated as ordinary interest income at the time of the disposition.  A purchase at a market discount under these provisions includes a purchase after original issuance at a price below the debt security’s stated principal amount. The market discount rules also provide that a holder who acquires a debt security at a market discount and who does not elect to include such market discount in income on a current basis may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such debt security until the holder disposes of the debt security in a taxable transaction.

A holder of a debt security acquired at a market discount may elect to include the market discount in income as the discount thereon accrues, either on a straight line basis or, if elected, on a constant interest rate basis. The current inclusion election, once made, applies to all market discount obligations acquired by such holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a holder of a debt security elects to include market discount in income in accordance with the preceding sentence, the foregoing rules with respect to the recognition of ordinary income on a sale or particular other dispositions of such debt security and the deferral of interest deductions on indebtedness related to such debt security would not apply.

Amortizable bond premium

Generally, under the Code and applicable regulations, if the tax basis of an obligation held as a capital asset exceeds the amount payable at maturity of the obligation, such excess may constitute amortizable bond premium. The holder of the debt security may elect to amortize under the constant interest rate method and deduct the amortized premium over the period from the holder’s acquisition date to the obligation’s maturity date. A holder who elects to amortize bond premium must reduce the tax basis in the related obligation by the amount of the aggregate deductions allowable for amortizable bond premium.

The amortizable bond premium deduction is treated as an offset to interest income on the related security for federal income tax purposes. Each prospective purchaser is urged to consult his tax advisor as to the consequences of the treatment of such premium as an offset to interest income for federal income tax purposes.

Disposition

In general, a holder of a debt security will recognize gain or loss upon the sale, exchange, redemption, payment upon maturity or other taxable disposition of the debt security. The gain or loss is measured by the difference between (a) the amount of cash and the fair market value of property received and (b) the holder’s tax basis in the debt security as increased by any market discount previously included in income by the holder and decreased by any amortizable bond premium deducted over the term of the debt security. However, the amount of cash and the fair market value received excludes cash or other property attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income. Subject to the market discount and amortizable bond premium rules above, any such gain or loss will generally be long-term capital gain or loss, provided the debt security was a capital asset in the hands of the holder and had been held for more than one year.

OTHER TAX CONSEQUENCES

State and Local Tax Considerations.  We may be subject to state or local taxation in various state or local jurisdictions, including those in which we transact business and our stockholders may be subject to state or local taxation in various state or local jurisdiction, including those in which they reside.  Our state and local tax treatment may not conform to the federal income tax consequences discussed above.  In addition, your state and local tax treatment may not conform to the federal income tax consequences discussed above.  Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in our shares.

Possible Federal Tax Developments.  The rules dealing with federal income taxation are constantly under review by the IRS, the Treasury Department and Congress.  New federal tax legislation or other provisions may be enacted into law or new interpretations, rulings or Treasury Regulations could be adopted, all of which could affect the taxation of Home Properties or of its stockholders.  No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting Home Properties or its stockholders.  Consequently, the tax treatment described herein may be modified prospectively or retroactively by legislative, judicial or administrative action.

PLAN OF DISTRIBUTION

Sales by Home Properties

We may sell the securities being offered, from time to time:

•	through agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of any of these methods of sale.

We will describe in a prospectus supplement the terms of that particular offering of securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges or markets on which such securities may be listed.

Sales by Selling Securities Holders

Selling securities holders may use this prospectus in connection with resales of the securities.  The applicable prospectus supplement will identify the selling securities holders and the terms of the securities.  Selling securities holders may be deemed to be underwriters in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.  The selling securities holders will receive all the proceeds from the sale of the securities.  We will not receive any proceeds from sales by selling securities holders.  Any prospectus supplement covering sales of securities by selling securities holders may describe additional statements of their plan of distribution of those securities.  Any prospectus supplement covering sales of securities by selling securities holders may describe additional elements of such holders’ plan of distribution of such securities.

Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases of our securities for the period of their appointment or to sell our securities on a continuing basis.

Underwriters

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account.  The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement.  The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series.  From time to time, we may change any initial public offering price, and any discounts or concessions the underwriters allow or re-allow or pay to dealers may be changed by the underwriters.  We may use underwriters with whom we have a material relationship.  We will describe the nature of any such relationship in any prospectus supplement naming any such underwriter.

Underwriters, dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  We may have agreements with underwriters, dealers or agents to indemnify them against certain liabilities, including liabilities arising under the Securities Act, or to contribute to payments they may be required to make.

Direct Sales

If indicated in a prospectus supplement, we may also sell securities directly to one or more purchasers without using underwriters or agents.  Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.  We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation.  We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act.  Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

Trading Markets and Listing of Securities

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market, other than our common stock, which is listed on The New York Stock Exchange.  We may elect to list any other class or series of securities on any exchange or market, but we are not obligated to do so.  It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice.  We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities.  Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in such securities for their own account.  In addition, to cover overallotments or to stabilize the price of such securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market.  Finally, in any offering of such securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise.  Any of these activities may cause the price of the securities to be higher than it would otherwise be.  The underwriters or agents, as the case may be, may discontinue any of these activities at any time.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon by Nixon Peabody LLP, Rochester, New York.  Nixon Peabody LLP has also provided an opinion with respect to certain tax matters which form the basis of the discussion under the heading “Federal Income Tax Considerations.”

HOME PROPERTIES, INC.

Dividend Reinvestment and Direct Stock Purchase Plan

2,967,338 Shares of Common Stock

PROSPECTUS SUPPLEMENT

Plan Administrator: Computershare Trust Company, N.A. P.O. Box 358035 Pittsburgh, PA 15252-8035 Phone: 888-245-0458 Internet: www.bnymellon.com/shareowner/equityaccess	NYSE Ticker Symbol: HME Company Internet: www.homeproperties.com Address: Home Properties 850 Clinton Square Rochester, New York 14604
Important Plan Dates:

Dividends Paid and Reinvested                                                          Quarterly in February, May, August and November

Optional Cash Purchase Investment Date                                         At least once every five business days of each month

Optional Cash Payment Due Date	No later than one business day preceding each Optional Cash Purchase Investment Date

Automatic Bank Account Withdrawal                                                                The first day of each calendar month

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus.  You must not rely on any unauthorized information or representations.  This prospectus supplement and the accompanying prospectus are an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

May 2, 2012